Execution Version

*** INDICATES CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B) OF REGULATION S-K BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PREPAYMENT AGREEMENT
For an Amount of up to US$200,000,000
between
KOSMOS ENERGY GULF OF MEXICO OPERATIONS, LLC
(as the Seller)

and

TRAFIGURA TRADING LLC
(as the Buyer)

Table of Contents

1.	INTERPRETATION 1

1.1.	Definitions 1

1.2.	Interpretation 16

2.	THE PREPAYMENTS 17

2.1.	Initial Prepayment. 17

2.2.	First Additional Prepayment. 17

2.3.	Determination of First Additional Prepayment Volumes 17

2.4.	Second Additional Prepayment 18

2.5.	Determination of Second Additional Prepayment Volumes. 18

2.6.	Volume Model Calculations. . 18

2.7.	Threshold Terminations. 19

2.8.	Commercial Contracts.. 19

3.	MARKETING AGREEMENTS 19

3.1.	Jubilee Marketing Agreement. 19

3.2.	TEN Marketing Agreement. 20

4.	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT 20

4.1.	Conditions Precedent. 20

4.2.	First Prepayment Conditions Subsequent. 23

4.3.	Second Prepayment Conditions Subsequent. 23

5.	ADDITIONAL PREPAYMENT 24

5.1.	Additional Prepayment Request.. 24

6.	DELIVERY AND REIMBURSEMENT 24

6.1.	Delivery.. 24

6.2.	Final Delivery Date. 25

6.3.	Replacement Final Commercial Contracts.. 25

7.	ILLEGALITY AND CHANGE OF CONTROL 26

7.1.	Illegality 26

7.2.	Change of Control. 27

7.3.	Sanctions. 27

8.	COSTS, EXPENSES AND INDEMNITIES.. 28

8.1.	Indemnity. 28

1

8.2.	Further Indemnity.. 28

9.	TAXES. 28

9.1.	Tax Gross-Up.. 28

9.2.	Refunds.. 28

9.3.	Exemptions.. 28

9.4.	Exceptions.. 28

10.	REPRESENTATIONS & WARRANTIES.: 29

10.1.	Status. 29

10.2.	Binding Obligations.. 29

10.3.	No Conflict.. 29

10.4.	Power and Authority.. 29

10.5.	Approvals.. 29

10.6.	Compliance with Laws.. 29

10.7.	Insolvency.. 29

10.8.	No Default. 29

10.9.	Litigation.. 29

10.10.	Environmental Laws. 30

10.11.	Taxation. 30

10.12.	Fields.. 30

10.13.	Federal Reserve Regulations. 31

10.14.	Investment Company. . 31

10.15.	Full Disclosure.. 31

10.16.	Insurance. 31

10.17.	Anti-Bribery and Corruption and AML. 31

10.18.	No Filing or Stamp Taxes.. 32

10.19.	Deduction of Tax.. 32

10.20.	Material Contracts and Licenses. 32

10.21.	Physical Delivery.. 32

10.22.	Sanctions.. 33

10.23.	Buyer Representations and Warranties. 33

10.24.	Time When Representations Made 34

11.	AFFIRMATIVE AND NEGATIVE COVENANTS.. 34

11.1.	Existence; Authorizations.. 35

11.2.	Compliance with Laws. 35

11.3.	Taxation.. 35

11.4.	Assets. 35

11.5.	Change in Business. . 35

11.6.	Sanctions.. 35

2

11.7.	Negative Pledge.. 36

11.8.	Insurance.. 36

11.9.	Further Assurances; Participation.. 36

11.10.	Visitation Right.. 36

11.11.	Material Contracts and Licenses. 36

11.12.	Arm’s length basis. 37

11.13.	Anti-Bribery and Corruption and AML.. 37

11.14.	Environmental Claims. 37

11.15.	Sanctions and Anti-Bribery and Corruption and AML. 37

12.	LIQUIDITY RATIOS 37

12.1.	Guarantor Liquidity Ratio.. 37

12.2.	GoM Liquidity Ratio.. 37

13.	FINANCIAL INFORMATION. 37

13.1.	Financial Statements. 38

13.2.	Compliance.. 38

13.3.	Year-End. 38

13.4.	Information. 38

13.5.	Notification of Default. 39

13.6.	Reserve Reports. 39

13.7.	Other Reporting and Access for Buyer’s Technical Team.. 39

14.	EVENTS OF DEFAULT AND REMEDIES.. 39

14.1.	Non-Payment.. 39

14.2.	Breach of Covenants or Commercial Contract.. 39

14.3.	Representations and Warranties.. 40

14.4.	Insolvency 40

14.5.	Insolvency Proceedings. 40

14.6.	Unlawfulness and Invalidity.. 41

14.7.	Sanctions and Anti-Corruption.. 41

14.8.	Prepayment Documents.. 41

14.9.	Litigation.. 41

14.10.	Cross Default.. 41

14.11.	Material Contracts and Licenses. 42

14.12.	Material Adverse Change.. 42

14.13.	Final Commercial Contracts. 42

14.14.	Rights and Remedies. 43

14.15.	Set-off.. 43

15.	DISCLOSURE AND CONFIDENTIALITY 43

3

15.1.	Confidential Information. 43

15.2.	Disclosure Permitted. 44

16.	NOTICES 45

16.1.	Communications in Writing. 45

16.2.	Addresses.. 45

16.3.	Delivery.. 45

17.	PARTIAL INVALIDITY.. 46

18.	REMEDIES AND WAIVERS.. 46

19.	COUNTERPARTS.. 46

20.	CHANGES TO PARTIES. 46

20.1.	Consent Required.. 46

20.2.	Assignment by Buyer.. 46

21.	GOVERNING LAW; DISPUTE RESOLUTION. 46

21.1.	GOVERNING LAW. 46

21.2.	ARBITRATION. 47

22.	AMENDMENT. 47

23.	LIMITATION ON DAMAGES. 47

24.	WAIVER OF IMMUNITY.. 47

25.	FORWARD CONTRACT. 47

Schedule 1 – Description of Final Commercial Contracts
Schedule 2.1 – Initial Prepayment Volumes
Schedule 2.2 – First Additional Prepayment Volumes and First Additional Maximum Valuation Threshold
Schedule 2.4 – Second Additional Prepayment Volumes and Second Additional Maximum Valuation Threshold

Exhibit A-1 – Form of Mortgage – Louisiana
Exhibit A-2 – Form of Mortgage – Alabama
Exhibit A-3 – Form of Mortgage – Mississippi
Exhibit B – Form of Jubilee Marketing Agreement

4

5

PREPAYMENT AGREEMENT
This PREPAYMENT AGREEMENT (this “Agreement”) is entered into on June 26, 2020 (the “Signing Date”) by and between Kosmos Energy Gulf of Mexico Operations, LLC, a Delaware limited liability company (“Seller”) and Trafigura Trading LLC, a Delaware limited liability company (“Buyer”), and any of Seller or Buyer, a “Party”, and, collectively, the “Parties”.
WHEREAS:
(A)    Seller is engaged in the exploration and production of Crude Oil in the U.S. Gulf of Mexico. Buyer is willing to prepay Seller for the purchase of certain quantities of such Crude Oil in accordance with the terms of this Agreement.
(B)    Seller and Buyer will enter into the Commercial Contracts for the purchase and sale of Crude Oil.
(C)    This Agreement will govern the amount of such prepayments and the determination of the volume of Crude Oil that will be sold in consideration for such prepayments.
AGREEMENT:
NOW, THEREFORE, for and in consideration of the promises and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree as follows:
1.INTERPRETATION
1.1.    Definitions
“Accounting Consultant” is defined in Section 2.6.
“Accounting Principles” means generally accepted accounting principles and applicable accounting standards as in effect in the United States of America from time to time.
“Accounting Reference Date” means December 31 or such other date as may be approved by Buyer.
“Additional Prepayments” means collectively the First Additional Prepayment and the Second Additional Prepayment.
“Additional Prepayment Volumes” means collectively, the First Additional Prepayment Volumes and the Second Additional Prepayment Volumes.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agreed Price Deck” means, (a) with respect to the Seller’s assets, the lower of (i) the applicable forward curve for Light Louisiana Sweet prices as published by Argus or (ii)

crude oil pricing assumptions as set forth in the most recent borrowing base redetermination model for that certain Amended and Restated Facility Agreement originally dated 28 March 2011 between, among others, Kosmos Energy Finance International as the Original Borrower and Standard Chartered Bank as the Facility Agent as amended and / or amended and restated from time to time (the “RBL”), adjusted by the differential between Dated Brent and Light Louisiana Sweet prices as published by Argus, and (b) with respect to the Group’s Non-Gulf of Mexico assets, the lower of (i) the applicable forward curve for Dated Brent prices as published by S&P Global Platts or (ii) crude oil pricing assumptions as set forth in the most recent borrowing base redetermination model for the RBL.
“Agreement” has the meaning given to it in the Preamble hereto.
“Alabama Mortgage” has the meaning given to it in definition of Mortgages.
“Announcement” has the meaning given to it in Section 15.2(b).
“Anti-Corruption Controls” has the meaning given to it Section 10.18.
“Assignments” means assignment and novation agreements by Seller in favor of Buyer, each in a form to be mutually agreed.
“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.
“Barrel” means an amount of volume equal to 42 US gallons.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in New York, New York and Dallas, Texas.
“Buyer” has the meaning given to it in the Preamble hereto.
“Buyer Guarantor” means Trafigura Group Pte. Ltd., a company incorporated in Singapore.
“Change of Control” means the occurrence of any of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of Guarantor entitled to vote for members of the board of directors, board of managers or equivalent governing body of Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    any change (either directly or indirectly) in the ownership of the equity interests in Seller that results in Seller having a different Holding Company other than the Holding Company of Seller as of the Signing Date; provided, however, that changes in the ownership structure of Guarantor unless it results in Change of Control as provided in the foregoing clause (a shall not give rise to a Change of Control pursuant to this clause (b); or
(c)    Guarantor or any permitted successor and/or assign of Guarantor fails to directly or indirectly own at least 50% of the issued and outstanding equity interests in Seller; or
(d)    During the term of this Agreement, the Seller divests of more than 25% of its 1P reserves allocated to the Fields as set forth in its most recent independent petroleum engineer reserve report, such percentage test to be made as the date of the most recent Divestiture.
“Collateral” means the “Collateral” as defined in the Mortgages.
“Commercial Contracts” means, the Crude Oil sales agreements between Seller and Buyer to be effective as of October 1, 2020, which shall be in the form of the Final Commercial Contracts and otherwise in form and substance satisfactory to Buyer in its sole discretion, provided (i) that the seller under the Commercial Contracts will be the Seller and the buyer under the Commercial Contracts will be the Buyer and (ii) that each Commercial Contract shall provide that Buyer shall provide Seller with copies of each relevant Final Buyer’s volume and payment statements under the Final Commercial Contracts relating to such Commercial Contract upon receipt.
“Compliance Certificate” has the meaning given to it in Section 13.2.1.
“Control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of Seller; or

(B)	appoint or remove all, or the majority of the directors or other equivalent officers of Seller; or

(C)	give directions with respect to the operating and financial policies of Seller with which the directors or other equivalent officers of Seller are obliged to comply; and/or

(ii)	the holding, directly or beneficially, of more than 50% of the issued share capital of Seller.

“Crude Oil” means the crude or a blend of crude comprising part or all of the production of the volumes of crude belonging to Seller coming from the Fields or delivered to Buyer from other sources that are subject to sale in accordance with the Commercial Contracts or the Final Commercial Contracts, as applicable.
“Debt” means, with respect to Seller, “Debt” as defined in the Senior Notes Indenture referred to in clause (c) of the definition of Guarantor Debt Documents except that references to the “Company” shall be deemed to be references to the Seller and references to sections of such indenture shall be deemed to be references, if applicable, to analogous provisions of this Agreement.
“Default” means an Event of Default or any event or circumstance specified in Section 14, which, with the giving of notice or passage of time, would constitute an Event of Default.
“Delivered Volumes” means on any date, the total amount of Crude Oil actually delivered by Seller or its Affiliates to Buyer pursuant hereto.
“Delta House Commercial Contracts” has the meaning given to it in Section 4.1.13.
“Divest” or “Divestiture” means the sale, assignment (other than a collateral assignment), lease or transfer of any asset or any part of any asset.
“Dollars” or “$” means the lawful currency of the United States of America.
“Effective Date” means the date when the Conditions Precedent in Section 4.1 have been met.
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)    air (including air within natural or man-made structures, whether above or below ground);
(b)    water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)    land (including land under water).
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
“Environmental Law” means any applicable law, regulation, or convention, which relates to: (a) the pollution or protection of the Environment; (b) harm to or the protection of human health; or (c) any emission or substance capable of causing harm to any living organism or the Environment.

“Environmental Permits” means any permit and other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of Seller conducted on or from the properties owned or used by Seller.
“Event of Default” means any event or circumstance specified as such in Section 14.
“Field Allocation Factor” means, with respect to a specific Field and for any calendar month, a fraction with the Delivered Volumes from such Field as the numerator and the Delivered Volumes for all the Fields as the denominator. For example, if Seller delivered to Buyer 2,000 Barrels of Crude Oil in a calendar month and 500 of those Barrels came from a specific Field, then the Field Allocation Factor for such Field for such calendar month would be 500/2,000 or 25%. For the purpose of this definition, Field shall include all the Fields and any other locations from which Seller or its Affiliates may deliver to Buyer during the term of this Agreement.
“Fields” are the oil and gas producing fields set forth on Schedule 4.
“Final Buyer(s)” means, collectively, such persons determined by Seller to purchase portions of the Crude Oil sold to Buyer pursuant to the Commercial Contracts, which persons shall be subject solely to satisfaction of Buyer’s customary compliance and credit policies, which persons or their credit support providers have a credit rating of at least BBB- by S&P or Baa3 by Moody’s.
“Final Commercial Contracts” means, collectively, (i) those certain sales contracts described on Schedule 1 hereto that will be assigned to Buyer from Seller pursuant to the Assignments and (ii) any replacements for the contracts set forth in (i) that are entered into pursuant to Section 6.3.
“Final Delivery Date” has the meaning given thereto in Section 6.2.
“First Additional Maximum Valuation Threshold” has the meaning given to it in Section 2.3.
“First Additional Maximum Valuation Threshold Termination” has the meaning given to it in Section 2.2.
“First Additional Prepayment” has the meaning given to it in Section 2.2.
“First Additional Prepayment Calculation” has the meaning given to it in Section 2.3.
“First Additional Prepayment Crude Oil” means Crude Oil to be delivered by Seller to Buyer pursuant to the Commercial Contracts related to the First Additional Prepayment.
“First Additional Prepayment Funding” means the funding by Buyer of the First Additional Prepayment.

“First Additional Prepayment Funding Date” means the date of the First Additional Prepayment Funding.
“First Additional Prepayment Market Value” means a dollar amount of the value received by Buyer related to the cumulative First Additional Prepayment Volumes delivered to Buyer from Seller under the Commercial Contracts, as determined by the Volume Model Calculations.
“First Additional Prepayment Volumes” means the volume of the First Additional Prepayment Crude Oil in Barrels as set forth on Schedule 2.2.
“First Prepayment Conditions Subsequent” has the meaning given to it in Section 4.2.
“GoM Liquidity Ratio” means at any time the ratio of:
(a)    the net cash flow available to Seller over the immediately succeeding six (6) months from the sale of Crude Oil as determined by the Liquidity Model (established and agreed in writing (including email) by the Seller and Buyer on or prior to the Effective Date) (on row 33 of the Prepay tab) and using the Agreed Price Deck adjusted for applicable differentials and hedges, and production profiles not to exceed the forecasts for proved reserves in the most recent Reserve Report and taking into account historical lease operating expense and budgeted and committed capital expenditures; to
(b)    the portion of the Prepaid Value to be delivered by Seller to Buyer for the immediately succeeding six (6) months.
“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or federal bank or any self-regulatory body).
“Group” means the Seller, the Guarantor and any of their respective Subsidiaries.
“Group’s Non-Gulf of Mexico Assets” means the assets of the Obligors other than oil and gas assets located in the Gulf of Mexico.
“Guarantor” means Kosmos Energy Ltd., a Delaware corporation, together with its permitted successors and/or assigns.
“Guarantor Debt Documents” means, collectively, (a) that certain Amended and Restated up to US$400,000,000 Revolving Credit Facility Agreement dated as of November 23, 2012 by and among Performance Guarantor, as original borrower, the “Guarantors” party thereto from time to time, HSBC Bank PLC, Société Generale, London Branch, The Standard Bank of South Africa Limited and Standard Chartered Bank, as “Mandated Lead Arrangers”, ING Bank N.V., as Facility Agent, Crédit Agricole Corporate and Investment Bank, as Security and Intercreditor Agent and the Lenders party thereto from time to time, as amended and restated on March 14, 2014, as amended on June 8, 2015, as amended and restated on August

6, 2018, as further amended on December 20, 2018, as further amended on April 4, 2019, as may be further amended, amended and restated or otherwise modified from time to time in accordance with this Agreement (the “Revolving Credit Agreement”); (b) the Finance Documents (as defined in the Revolving Credit Agreement, and as may be further amended, amended and restated or otherwise modified from time to time in accordance with this Agreement); (c) that certain Senior Notes Indenture for 7.125% Senior Notes due 2026 dated as of April 4, 2019 by and among Performance Guarantor, the Guarantors party thereto from time to time, Wilmington Trust, National Association, as Trustee, Paying Agent, Registrar and Transfer Agent and Banque Internationale à Luxembourg S.A., as Luxembourg listing agent, Luxembourg paying agent and Luxembourg transfer agent, as may be amended, amended and restated or otherwise modified from time to time in accordance with this Agreement (the “Indenture”), and (d) the Notes, Security Documents and Note Guarantees (each as defined in the Indenture, and as may be further amended, amended and restated or otherwise modified from time to time in accordance with this Agreement).
“Guarantor Liquidity Ratio” means the following ratio, with each component based on the Group’s corporate forecast reviewed by the Board of Directors of Guarantor (using the Agreed Price Deck for each asset, adjusted for the applicable differentials, the total net production profile representing management’s latest forecast not to exceed the most recent reserve report delivered pursuant hereto):
(a)    the sum of (i) the projected revenues of the Group from the sale of hydrocarbons over the four quarters commencing immediately on or after the calculation date, (ii) the expected income from hedges in effect during such period but not less than zero, (iii) the cash balance as at the calculation date and (iv) the availability of Prepayments under this Agreement and any other committed source of capital, the conditions to which Commitments for such availability Seller reasonably believes it will be able to satisfy; to
(b)    the sum of all the forecast cash costs of the Group, including operating expenses (taking into account historical lease operating expenses), selling expenses, structure costs, budgeted and committed capital expenditures, taxes, hedge payments and debt service over the four quarters commencing immediately on or after the calculation date.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Indenture” has the meaning given to it in the definition of Guarantor Debt Documents.
“Initial Maximum Valuation Threshold Termination” has the meaning given to it in Section 2.1.
“Initial Prepayment” means a prepayment for Crude Oil by Buyer to Seller in the amount of $50,000,000.
“Initial Prepayment Crude Oil” means Crude Oil to be delivered by Seller to Buyer pursuant to the Commercial Contracts related to the Initial Prepayment.

“Initial Prepayment Market Value” means a dollar amount of the value received by Buyer related to the Initial Prepayment Volumes delivered by Seller under the Commercial Contracts, as determined by the Volume Model Calculations.
“Initial Prepayment Volumes” means the volume of the Initial Prepayment Crude Oil in Barrels as set forth on Schedule 2.1.
[***]
“Jubilee Marketing Agreement” has the meaning given to it in Section 3.1.
“Jubilee Term” has the meaning given to it in Section 3.1.
“Lien” means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Liquidity Model” means the model established and agreed in writing (including email) by Seller and Buyer on or prior to the effective date as described in definition of GoM Liquidity Ratio.
“Louisiana Mortgage” has the meaning given to it in the definition of Mortgages.
“Marketing Agreements” collectively, the Jubilee Marketing Agreement and the TEN Marketing Agreement.
“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America.
“Material Adverse Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises, that event (or events) or circumstance (or any effect or consequence thereof), which would reasonably be expected materially and adversely to affect (a) the financial condition, operations, or business of the Obligors, taken as a whole, and Seller, individually, (b) the ability of Obligors to perform their obligations under the Prepayment Documents in full and on the basis contemplated therein, (c) the validity or enforceability of or the effectiveness of any Prepayment Document or the rights or remedies of the Buyer under any Prepayment Document or (d) results in the Obligors, taken as a whole, and Seller, individually being unable to deliver all of the Crude Oil as and when required under the Prepayment Documents.
“Material Contracts and Licenses” means
(a)    the contracts, licenses, concessions and any other authorization required for the lawful exploration, development or operation of any of the Fields or the production, transportation or sale of hydrocarbons from any of the Fields including any transportation agreements, storage agreements, interconnect agreements, processing agreements and exchange agreements the absence of which could reasonably be expected to result in a Material Adverse Effect; and
(b)    Environmental Permits.
“Material Indebtedness” means (a) any indebtedness under or in respect of any of the Guarantor Debt Documents and (b) any other indebtedness with an outstanding principal amount in excess of $30,000,000.
“Measurement Period” means in respect of any date of determination, a period of 12 months ending on the last day of the most recent fiscal quarter then ended.
“Minimum GoM Liquidity Ratio - means 1.50 to 1.00.
“Minimum Guarantor Liquidity Ratio” means 1.20 to 1.00.
“Mississippi Mortgage” has the meaning given to it in the definition of Mortgages.
“Mortgages” means, collectively, those certain mortgages, deeds of trust or substantially similar documents to be executed by Seller in favor of Buyer with respect to the Outstanding Prepayment Volumes, as applicable, as recorded with the applicable real estate records and the Bureau of Ocean Management, which shall be substantially in the applicable forms attached as Exhibit A-1, which shall be filed in certain parishes located in Louisiana (the “Louisiana Mortgage”), Exhibit A-2, which shall be filed in certain counties located in Alabama (the “Alabama Mortgage”) and Exhibit A-3, which shall be filed in certain counties located in Mississippi (the “Mississippi Mortgage”).
“Obligors” means, collectively, Seller and Guarantor.
“Original Financial Statements” means in relation to Guarantor, its audited financial statements for the financial year ended December 31, 2019.
“Outstanding Prepayment Volume” means, as of any date of determination, the total volume of Crude Oil to be delivered to Buyer under this Agreement as determined by the Volume Model.
“Parent Performance Guaranty” means that certain On Demand Guarantee dated as of the Effective Date made by the Buyer Guarantor in favor of Seller, supporting Buyer’s obligation to make the First Additional Prepayment.
“Party(ies)” has the meaning given to it in the Preamble hereto.
“Performance Guaranty” means that certain Guaranty Agreement dated as of the Effective Date executed by Guarantor in favor of Buyer.
“Permitted Disposals” means, collectively, any Divestiture (including Divestitures of royalty interests, production payments, net profit interests and term overriding royalty interests) of any of Seller’s interest in any of the Fields include:

(a)    made in the ordinary course of business of the disposing entity;
(b)    made pursuant to any other Transaction Document;
(c)    of obsolete or redundant assets or waste;
(d)    made with the prior written consent of Buyer;
(e)    permitted in accordance with the terms of the Guarantor Debt Documents as in effect on the Signing Date;
(f)    of trading stock or cash made by it in the ordinary course of trading;
(g)    which constitutes a Permitted Encumbrance or Permitted Lien;
(h)    which does not result in a Change of Control pursuant to clause (d) of the definition thereof; provided, however, that prior to the consummation of any disposal pursuant to this clause (h), Seller has delivered to Buyer an updated Compliance Certificate demonstrating that, as of the last day of the most recently ended fiscal month and fiscal quarter (whichever is more recent), Seller would have been in compliance with the liquidity ratios set forth in Section 12.1 and Section 12.2 as if such disposal had occurred on the first day of such fiscal month or fiscal quarter (whichever is more recent); or
(i)    made pursuant to joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, technical evaluation agreements, area of mutual interest agreements, rights of first refusal, rights of first offer, licenses, sublicenses, net profits interests, participation agreements, farm-out agreements, farm-in agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements or arrangements relating to the exploration or development of, or production from, the Fields entered into in the ordinary course of business and which do not and could not reasonably be expected to materially impair Seller’s ability to perform its obligations under the Prepayment Documents.
“Permitted Encumbrances” means:
(a)    existing burdens on production as reflected in the net revenue interest for the Fields set forth on Schedule 4;
(b)    any depths not owned in the Fields as described on Schedule 4;
(c)    defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of municipal or zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of Seller;
(d)    any Lien arising under operating agreements, unit agreements, gathering and transportation agreements, processing agreements, gas, oil or liquids purchase, sale and exchange agreements and other similar agreements (or any memoranda of the foregoing) presently existing or hereafter amended or entered into in the ordinary course of business and which do not and could not be reasonably expected to materially impair Seller’s ability to perform its obligations under the Prepayment Documents;
(e)    joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, production handling, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, technical evaluation agreements, area of mutual interest agreements, rights of first refusal, rights of first offer, licenses, sublicenses, net profits interests, participation agreements, farm-out agreements, farm-in agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements or arrangements or memoranda of any of the foregoing relating to the exploration or development of, or production from, the Fields entered into in the ordinary course of business and which do not and could not be reasonably expected to impair Seller’s ability to perform its obligations under the Prepayment Documents;
(f)    any Lien reserved in oil and gas mineral leases or licenses (or any memoranda of the foregoing) for bonus (including, without limitation, social bonus), royalty or rental payments and for compliance with the terms of such leases or licenses;
(g)    any Lien on properties or assets to secure all or part of the costs incurred in the ordinary course of business (but not securing debt for borrowed money) for exploration, drilling, development, production, processing, transportation, marketing, storage, abandonment or operation of such properties and assets and which do not and will not impair Seller’s ability to perform its obligations under the Prepayment Documents;
(h)    leases or subleases (or memoranda of the foregoing) granted to others that do not materially interfere with the ordinary course of business of Seller and which do not and will not impair Seller’s ability to perform its obligations under the Prepayment Documents; and
(i)    any Lien which (i) is expressly subordinate to the Liens granted to Buyer pursuant to the Mortgages and (ii) secures indebtedness with no amortization or sinking fund payments prior to ninety (90) days after the Final Delivery Date, bearing interest not in excess of 15% per annum.
“Permitted Liens” means:
(a)    Permitted Encumbrances;

(b)    any Lien created by Seller in favor of Buyer pursuant to the Transaction Documents;
(c)    any Lien or right of set-off arising by operation of law and in the ordinary course of business (including pursuant to the counterparty’s standard terms of business);
(d)    any Lien arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to Seller in the ordinary course of business;
(e)    any set-off arrangement entered into by Seller in the ordinary course of its banking or financing arrangements for the purpose of netting debit and credit balances;
(f)    any Lien over or affecting any asset permitted to be acquired by Seller after the date of this Agreement so long as: (i) the Lien was not created in contemplation of the acquisition of such asset by Seller; (ii) the principal amount secured has not been increased in contemplation of, or since the acquisition of, such asset by Seller; and (iii) the Lien is removed or discharged within six months of the date of acquisition of such asset;
(g)    any Lien over or affecting goods (or documents of title or contracts of insurance relating to such goods) arising in the ordinary course of business or receivables financing (other than receivables constituting Collateral) in the ordinary course of business;
(h)    any Lien provided in substitution for any Permitted Lien over the same assets;
(i)    any Lien arising as a result of a Permitted Disposal;
(j)    any Lien created or permitted to subsist with the prior written consent of Buyer;
(k)    any Lien arising pursuant to or permitted in accordance with the terms of the Guarantor Debt Documents;
(l)    any Lien securing obligations no more than 90 days (or such longer period to the extent the same is being contested in good faith with appropriate reserves set aside by Seller) overdue arising by operation of law or, except in the case of Liens on the Collateral, arising in the ordinary course of Seller’s business;
(m)    any title retention provisions in a supplier’s standard conditions of supply of goods; and
(n)    all matters disclosed on Schedule 4;
provided that Seller shall not expressly grant to any holder of any such Lien otherwise permitted under the forgoing clauses (d), (g), and (k) on any Collateral priority to the Liens in favor of the Buyer.
“Prepaid Value” has the meaning given to it in the definition of Volume Model Computation.
“Prepaid Volumes” has the meaning given to it in the definition of Volume Model Computation.

“Prepayment” means either the Initial Prepayment, the Additional Prepayments or both together, as the context requires.
“Prepayment Documents” means, collectively, this Agreement, the Performance Guaranty, the Mortgages, the Parent Performance Guaranty, the Commercial Contracts, and the Final Commercial Contracts.
“Prepayment Request” means a notice substantially in the relevant form set out in Schedule 3 (Form of Prepayment Request).
“RBL” has the meaning defined in the definition of Agreed Price Deck.
“Repeating Representations” means each of the representations and warranties set out in Section 10.1, Section 10.2, Section 10.3, Section 10.4, Section 10.6, Section 10.7 Section 10.8, Section 10.9, Section 10.10(a), Section 10.10(b), Section 10.11, Section 10.12, Section 10.13, Section 10.14, Section 10.15, Section 10.18, and Section 10.22.
“Required Approvals” means all material approvals, licenses, consents and authorizations necessary in connection with the execution, delivery, performance or enforcement of any Prepayment Document.
“Reserve Report” has the meaning specified in Section 13.6.
“Restricted Party” means a person that is: (a) listed on, or (directly or indirectly) owned or controlled (as such terms are defined by the relevant Sanctions Authority) by one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List; (b) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities)).
“Revolving Credit Agreement” has the meaning specified in the definition of Guarantor Debt Documents.
“Sanctions” means, collectively, any sanctions administered or enforced by a Sanctions Authority.
“Sanctions Authority” means any of: (a) the United States government; (b) the United Nations; (c) the European Union (or any of its members’ states); (d) the United Kingdom; (e) the State Secretariat for Economic Affairs of Switzerland; or (f) the respective governmental institutions and agencies of any of the foregoing, including OFAC, the United States Department of State and Her Majesty’s Treasury.
“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the

Investments Ban List maintained by Her Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
“Scheduled Volumes” means the specified amount of the Initial Prepayment Volumes or the Additional Prepayment Volumes, if applicable, for a given calendar month to be delivered pursuant to this Agreement.
“Second Additional Maximum Valuation Threshold” has the meaning given to it in Section 2.5.
“Second Additional Maximum Valuation Threshold Termination” has the meaning given to it in Section 2.4.
“Second Additional Prepayment” has the meaning given to it in Section 2.4.
“Second Additional Prepayment Calculation” has the meaning given to it in Section 2.4.
“Second Additional Prepayment Crude Oil” means Crude Oil to be delivered by Seller to Buyer pursuant to the Commercial Contracts related to the Second Additional Prepayment.
“Second Additional Prepayment Funding” means the funding by Buyer of the Second Additional Prepayment.
“Second Additional Prepayment Funding Date” means the date of the Second Additional Prepayment Funding.
“Second Additional Prepayment Market Value” means a dollar amount of the value received by Buyer related to the Second Additional Prepayment Volumes delivered by Buyer from Seller under the Commercial Contracts, as determined by the Volume Model Calculations.
“Second Additional Prepayment Volumes” means the volume of the Second Additional Prepayment Crude Oil in Barrels as set forth on Schedule 2.4.
“Second Prepayment Conditions Subsequent” has the meaning given to it in Section 4.3.
“Seller” has the meaning given to it in the Preamble hereto.
“Seller Group” means Seller and its Affiliates that are party to any of the Transaction Documents.
“Signing Date” has the meaning given to it in the Preamble hereto.
“Solvent” means, with respect to any person on a particular date, that on such date: (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (e) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a company or corporation means any company or corporation:
(a)    which is Controlled, directly or indirectly by the first-mentioned company or corporation;
(b)    more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or
(c)    which is a subsidiary of another subsidiary of the first mentioned company or corporation.
“Tax(es)” has the meaning given to it in Section 9.1.
[***]
“Transaction Documents” means the Prepayment Documents, the Marketing Agreements, the Final Commercial Contracts and any other agreements and documents that entered into and delivered by the Parties related to this Agreement and the Prepayments.
“Volume Model” has the meaning given to it in Section 2.1 hereto.
“Volume Model Calculations” means the on-going calculations that the Volume Model will make as inputs are entered into the Volume Models at various points in time as set forth in this Agreement.
“Volume Model Computations” means that the Volume Model will compute:
the volumes of Crude Oil that are strictly necessary, using the then prevailing assumptions set forth in Section 2, to ensure that the Prepayments and any related costs are fully extinguished as expected (the “Prepaid Volumes”, and the value of those Prepaid Volumes at closing of the Initial Prepayment and Additional Prepayments, as applicable, being the “Prepaid Value”).

1.2.    Interpretation
(a)    Unless a contrary indication appears, a reference in this Agreement to:
(i)    “Seller” and “Buyer” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)    “including” or “includes” means including or includes without limitation;
(iii)    “Agreement,” “Commercial Contract,” “Final Commercial Contract,” “Mortgage,” “Parent Performance Guaranty,” “Performance Guaranty,” or any other agreement or instrument is a reference to that Agreement, Commercial Contract, Final Commercial Contract, Mortgage, Parent Performance Guaranty, Performance Guaranty, or other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time in accordance with the terms of this Agreement;
(iv)     “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)    A “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(vi)    A “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law being one with which companies operating in the same industry and jurisdiction of the applicable Obligor also customarily comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;
(vii)    a provision of law is a reference to that provision as amended or re-enacted; the singular includes the plural and vice versa; and
(viii)    a time of day is a reference to Dallas, Texas time, unless expressly provided otherwise.
(b)    Exhibit, Section, and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.
(c)    References to Exhibits, Sections, paragraphs and Schedules are references to Exhibits, Sections, paragraphs and Schedules of this Agreement unless otherwise stated and references to this Agreement include its Schedules.

(d)    Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Agreement.
(e)    A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived in writing and an Event of Default is “continuing” if it has not been waived in writing.
2.    THE PREPAYMENTS
2.1.    Initial Prepayment. Subject to the other terms of this Agreement, Buyer shall pay to Seller on the Effective Date, the Initial Prepayment in exchange for Seller agreeing to deliver Initial Prepayment Volumes in such amounts within such calendar months as set forth on Schedule 2.1; provided, however, that if the Initial Prepayment Market Value of the Initial Prepayment Volumes delivered to Buyer equals or exceeds $57,500,000 prior to the Final Delivery Date, then as of such date, Seller obligation to deliver any additional volumes of Crude Oil in connection with the Initial Prepayment shall terminate effective immediately (the “Initial Maximum Valuation Threshold Termination”). Seller and Buyer have agreed to and electronically exchanged a financial model, which will determine the final volumes subject to the Initial Prepayment and the Additional Prepayments, which shall include the Volume Model Computations (the “Volume Model”). Within thirty (30) days of the Effective Date with respect to the Initial Prepayment, Seller and Buyer will obtain all other information necessary in addition to the Agreed Price Deck to mutually agree upon and insert the necessary inputs into the Volume Model, which will determine the Initial Prepayment Volumes (the “Initial Prepayment Calculation”). The Initial Prepayment Calculation will be inserted into Schedule 2.1, subject to the Initial Maximum Valuation Threshold Termination.
2.2.    First Additional Prepayment. On September 30, 2020, upon the satisfaction of the First Prepayment Conditions Subsequent and following delivery of a Prepayment Request from Seller, the Buyer shall pay to Seller an additional prepayment of Crude Oil up to an amount not exceeding $100,000,000 (the “First Additional Prepayment”) in exchange for Seller agreeing to deliver the First Additional Prepayment Volumes in such amounts within such calendar months as set forth on Schedule 2.2; provided, however, that if the First Additional Prepayment Market Value of the First Additional Prepayment Volumes that has been delivered to Buyer equals or exceeds the First Additional Maximum Valuation Threshold prior to the Final Delivery Date, then as of such date, Seller’s obligation to deliver any additional volumes of Crude Oil in connection with the First Additional Prepayment shall terminate effective immediately (the “First Additional Maximum Valuation Threshold Termination”).
2.3.    Determination of First Additional Prepayment Volumes. On the First Additional Prepayment Funding Date, Seller and Buyer will obtain all other information necessary in addition to the Agreed Price Deck to mutually agree upon and insert the necessary inputs into the Volume Model, which will determine the volumes of Crude Oil that must be delivered to Buyer associated with the First Additional Prepayment and the First Additional Maximum Valuation Threshold (the  “First Additional Prepayment Calculation”). The volumes from the First Additional Prepayment

Calculation will then be inserted into Schedule 2.2, subject to the First Additional Maximum Valuation Threshold. The “First Additional Maximum Valuation Threshold” means a dollar amount equal to the First Additional Maximum Valuation Threshold as calculated and determined by the Volume Model. The First Additional Maximum Valuation Threshold shall be set forth on Schedule 2.2 following the First Additional Prepayment Calculation.
2.4.    Second Additional Prepayment. On or before March 31, 2021, upon the mutual agreement of both Buyer and Seller to enter into the Second Prepayment, satisfaction of the Second Prepayment Conditions Subsequent and following delivery of a Prepayment Request from Seller, the Buyer shall pay to Seller an additional prepayment of Crude Oil up to an amount not exceeding $50,000,000 (the “Second Additional Prepayment”) in exchange for Seller agreeing to deliver the Second Additional Prepayment Volumes in such amounts within such calendar months as set forth on Schedule 2.4; provided, however, that if the Second Additional Prepayment Market Value of the Second Additional Prepayment Volumes that has been delivered to Buyer equals or exceeds the Second Additional Maximum Valuation Threshold prior to the Final Delivery Date, then as of such date, Seller’s obligation to deliver any additional volumes of Crude Oil in connection with the Second Additional Prepayment shall terminate effective immediately (the “Second Additional Maximum Valuation Threshold Termination”).
2.5.    Determination of Second Additional Prepayment Volumes. On the Second Additional Prepayment Funding Date, Seller and Buyer will obtain all other information necessary in addition to the Agreed Price Deck to mutually agree upon and insert the necessary inputs into the Volume Model, which will determine the volumes of Crude Oil that must be delivered to Buyer associated with the Second Additional Prepayment and the Second Additional Maximum Valuation Threshold (the  “Second Additional Prepayment Calculation”). The volumes from the Second Additional Prepayment Calculation will then be inserted into Schedule 2.4, subject to the Second Additional Maximum Valuation Threshold.  The “Second Additional Maximum Valuation Threshold” means a dollar amount equal to the Second Additional Maximum Valuation Threshold as calculated and determined by the Volume Model. The Second Additional Maximum Valuation Threshold shall be set forth on Schedule 2.4 following the Second Additional Prepayment Calculation.
2.6.    Volume Model Calculations. No later than the 25th Day following any calendar month during the term of this Agreement, Seller shall deliver to Buyer an updated version of the Volume Model after it has performed the Volume Model Calculations. No later than five (5) Business Days following Buyer’s receipt of the updated Volume Model, Buyer shall either accept or reject such calendar month’s Volume Model Calculations; provided however that if Buyer fails to respond to receipt of the Volume Model, then Buyer is deemed to have accepted such Volume Model Calculations for such calendar month. If Buyer approves the Volume Model for such calendar month, then the Parties shall take no further action. If Buyer timely rejects the Volume Model Calculations for a calendar month, then Parties shall cooperate in good faith to resolve any differences for ten (10) Business Days. If the Parties cannot resolve their differences with such ten (10) Business Days’ time period, then disputed items shall be exclusively and finally resolved by arbitration to be conducted in Houston, Texas, by an independent accounting firm selected by: (i) mutual agreement of Buyer and Seller; or (ii) absent such agreement, by the Houston office of the American Arbitration Association (the “Accounting Consultant”). The Accounting Consultant shall agree to be bound by the provisions and timeframes set forth in this Section 2.6 and shall not have been employed by any Party or its Affiliates within the three (3) year period preceding the arbitration. The Accounting Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Accounting Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Parties have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Accounting Consultant, each of Seller and Buyer shall present the Accounting Consultant with its position with respect to the disputed items, and all other supporting information that it desires, with a copy to the other Party. The Accounting Consultant shall also be provided with a copy of this Agreement. Within twenty (20) days after receipt of such materials and after receipt of any additional information required by the Accounting Consultant, the Accounting Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making its determination, the Accounting Consultant may consult with and engage disinterested third parties to advise the Accounting Consultant and may consider such other matters as in the opinion of the Accountant Consultant are necessary or helpful in making a proper determination with respect to the disputed matters. The Accounting Consultant may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Accounting Consultant.
2.7.    Threshold Terminations. Following each of the Initial Maximum Valuation Threshold Termination, the First Additional Maximum Valuation Threshold Termination (as applicable), and the Second Additional Maximum Valuation Threshold Termination (as applicable), if Buyer received more proceeds from the Initial Prepayment Volumes or the Additional Prepayment Volumes (as applicable) than the Initial Prepayment Market Value, First Additional Prepayment Market Value (as applicable) or the Second Additional Prepayment Market Value (as applicable), then Buyer shall pay such additional proceeds to Seller within twenty (20) days of receipt of such proceeds in accordance with the payment provisions for the Commercial Contracts.
2.8.    Commercial Contracts. Seller’s delivery obligations for the Initial Prepayment Volumes or the Additional Prepayment Volumes, as applicable, shall be satisfied and governed by the terms of the Commercial Contracts as further set forth in Section 6.1. To the extent a term of the Commercial Contracts conflicts with the terms of this Agreement, the terms of this Agreement shall control. Buyer and Seller will cooperate to properly handle nominations under the Commercial Contracts in order to allow Seller to deliver the Initial Prepayment Volumes or the Additional Prepayment Volumes, as applicable.

3.    MARKETING AGREEMENTS
3.1.    Jubilee Marketing Agreement. Prior to the Effective Date, Affiliates of Buyer and of Seller shall execute a crude marketing agreement relating to the Group’s “Jubilee” producing oil and gas assets located offshore Ghana (the “Jubilee Marketing Agreement”), which is attached hereto as Exhibit C to be effective on [***] (or such later date as may be agreed to by the Parties). The initial term of the Jubilee Marketing Agreement shall be [***] (the “Jubilee Term”), [***].
3.1.1.    Notwithstanding Section 3.1, in the event that Seller delivers a Prepayment Request for the First Additional Prepayment, but Buyer is unwilling to make the First Additional Prepayment or the First Prepayment Conditions Subsequent are not satisfied due to the fault, actions or omissions of Buyer, then the Jubilee Term shall automatically be reduced to [***].
3.1.2.    In the event that the Parties close on the Additional Prepayments, regardless of the amount of the Additional Prepayments requested by Seller, and such amount of the Additional Prepayments made available by Buyer equals $150,000,000, then the Jubilee Term shall be automatically extended to be [***].
3.1.3.    Buyer and Seller shall cause their respective Affiliates to amend the agreed form of Jubilee Marketing Agreement to reflect such amendments to the Jubilee Term and the [***] in accordance with this Section 3.1 on or before October 16, 2020; provided however, that if the Affiliates of Buyer or Seller refuse to agree to or execute such amendment, such automatic amendments of the Jubilee Term and the [***] shall still be in effect.
3.1.4.    For the avoidance of doubt, if Seller does not deliver the Prepayment Request for the First Additional Prepayment, then the Jubilee Term [***] will remain unchanged.
3.2.     [***]
3.2.1.    Affiliates of Buyer and Seller shall, on or before the thirtieth day following the Effective Date, execute a crude marketing agreement relating to the Group’s “TEN” producing assets located offshore of Ghana (the “TEN Marketing Agreement”) substantially in the form of the Jubilee Marketing Agreement, to be effective on January 1, 2021 (or such later date as may be agreed to by the Parties); provided, however, (i) the TEN Marketing Agreement shall not contain [***] and (ii) the benchmark differentials applicable to the TEN Marketing Agreement shall be agreed by the Parties.
3.2.2.    The term of the TEN Marketing Agreement (the “TEN Term”) shall be [***] from January 1, 2021 (or such later date as may be agreed to by the Parties), regardless of whether Seller makes any Additional Prepayments requests. If the Parties close on the First Additional Prepayment, the TEN Term shall be extended to equal the same number of months as the term of the Jubilee Marketing Agreement as determined in accordance with Section 3.1 above.

4.    CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT
4.1.    Conditions Precedent. The funding of the Initial Prepayment under this Agreement is subject to the satisfaction of the following conditions by Seller and Buyer:
4.1.1.    Transaction Documents. The following Transaction Documents shall have been duly executed on terms and conditions acceptable to the Seller and Buyer:
(a)    this Agreement;
(b)    the Performance Guaranty;
(c)    the Parent Performance Guaranty; and
(d)    the Jubilee Marketing Agreement.
4.1.2.    Legal Opinions. Capacity and enforceability legal opinions in forms to be mutually agreed and from counsel to Seller shall have been delivered to Buyer and addressed to Buyer and any persons designated by Buyer as possible assignees pursuant to Section 20.2.
4.1.3.    Corporate Authorizations. Receipt by each of the Parties of the corporate authorizations of the other Party with respect to the Transaction Documents and the transactions contemplated thereby, including but not limited to shareholder or board approvals, where appropriate.
4.1.4.    Compliance with Guarantor Debt Documents. No “Event of Default”, as defined in the Guarantor Debt Documents shall have occurred and be continuing.
4.1.5.    Representations and Warranties. The representations and warranties made by the Parties in this Agreement or the other Transaction Documents executed on or about the Effective Date shall be true and correct in all material respects as of the Effective Date (except to the extent such representations and warranties expressly (i) relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date or (ii) contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be in true and correct in all respects).
4.1.6.    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or shall result from the Initial Prepayment.
4.1.7.    Know Your Customer. Provision of all information from the Obligors as required by the Buyer to enable it to comply with all “know your customer” or similar identification procedures under all applicable laws and regulations. The Seller shall notify the details of such information at least three (3) Business Days before the Effective Date.
4.1.8.    Certificate. Receipt by the Parties of a certificate (i) setting forth the other Party’s officers who are authorized to execute Transaction Documents to which such Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose and for the purpose of signing documents and agreements and giving notices, together with specimen signatures of such authorized officers, and (ii) attaching the limited liability company agreement and the bylaws or other applicable organizational documents of such Party certified as being true and complete.
4.1.9.    Good Standing. Receipt by Buyer of a certificate of the appropriate state agencies with respect to the existence, qualification and good standing of Seller in the States of Delaware, Louisiana and Alabama.
4.1.10.    Insurance. Receipt by Buyer of a certificate of insurance coverage evidencing that Seller is carrying insurance in accordance with Section 11.8.
4.1.11.    Lien Searches. Buyer shall have received (i) UCC and other lien searches reflecting no prior liens encumbering the Collateral from the States of Delaware, Louisiana, Mississippi, and Alabama, and (ii) evidence (which is not required to be title opinions) such as report and/or run sheets from a land man satisfactory to Buyer reflecting that, except for Permitted Liens, no Liens encumber the Seller’s interest in the Fields.
4.1.12.    Guarantor Debt Documents. Buyer shall have received copies of the Guarantor Debt Documents certified by an officer of Seller as being true, correct and complete.
4.1.13.    Additional Transaction Documents. The following Transaction Documents shall have been duly executed and delivered by the Parties within 30 days of the Effective Date (unless otherwise specified below in this Section 4.1.13 or as the Buyer may agree in its discretion):
(a)    the Louisiana Mortgage and UCC financing statements covering the Collateral identified on the Louisiana Mortgage together with updated title opinions reflecting Seller’s ownership interest in the Fields and that Seller’s interest in the Fields are free and clear of liens other than Permitted Liens as of a current date and together with a customary mortgage enforceability and filing opinion from Louisiana counsel;
(b)    to the extent not previously executed and delivered, the Commercial Contract for the Fields listed on Schedule 1 as numbers 3 and 3.a (the “Delta House Commercial Contracts”) (and Commercial Contracts for all other Fields within 60 days of the Effective Date); provided that the failure of Seller to execute and deliver any of the Delta House Commercial Contracts on or before such 30 days or the Commercial Contracts that are not Delta House Commercial Contracts on or before such 60 days shall constitute an immediate Event of Default hereunder without the requirement of any notice or any other action and in addition to any other rights or remedies Buyer may have as a result thereof, Seller shall cause each person that is buying Crude Oil from any of the Fields from Seller to make all payments for any such Crude Oil to an account designated by Buyer, and Seller hereby grants a Lien and security interest on such account and all amounts in such account to secure Seller’s obligations hereunder;
(c)    an Assignment or Assignments corresponding to each Commercial Contract delivered pursuant to (b) above, each within the timelines provided in (b) for the corresponding Commercial Contract together with an opinion of counsel for the Seller covering such Commercial Contract as to matters in the Seller’s opinion delivered pursuant to Section 4.1.2.;
(d)    all required notices to the Final Buyers under the Final Commercial Contracts due to the Assignment;
(e)    the appropriate Affiliates of Buyer and Seller shall have duly executed and delivered the TEN Marketing Agreement; and
(f)    Any other ancillary documents, customary to transactions of this nature and as reasonably required by Buyer or Seller.
4.2.    First Prepayment Conditions Subsequent. The funding of the First Additional Prepayment under this Agreement is subject to the satisfaction of the following conditions by Seller, on the one hand, and Buyer, on the other (the “First Prepayment Conditions Subsequent”):
4.2.1.    The Initial Prepayment shall have occurred.
4.2.2.    Representations. The Repeating Representations shall be true and correct in all material respects as of the funding of the Additional Prepayment (except to the extent such representations and warranties expressly (i) relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date or (ii) contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be in true and correct in all respects).
4.2.3.    No Default or Event of Default. No Default or Event of Default is continuing or shall result from the First Additional Prepayment as of the date of the Prepayment Request related to the First Additional Prepayment.
4.2.4.    Prepayment Request. Buyer shall have received a Prepayment Request as and when required pursuant to Section 5.1.
4.2.5.    Additional Diligence. Seller shall have provided Buyer with any reasonably requested information as provided in Section 13.7.
4.3.    Second Prepayment Conditions Subsequent. The funding of the Second Additional Prepayment under this Agreement is subject to the satisfaction of the following conditions by Seller, on the one hand, and Buyer, on the other (the “Second Prepayment Conditions Subsequent”):
4.3.1.    Additional Transaction Documents. The following Transaction Documents shall have been duly executed and delivered by the Parties:
(a)    the Alabama Mortgage and UCC financing statements covering the Collateral identified on the Alabama Mortgage together with a customary mortgage enforceability and filing opinion from Alabama counsel;

(b)    the Mississippi Mortgage and UCC financing statements covering the Collateral identified on the Mississippi Mortgage together with a customary mortgage enforceability and filing opinion from Alabama counsel;
(c)    Amendment to the Louisiana Mortgage to account for Second Additional Prepayment Volumes;
(d)    Any other ancillary documents, customary to transactions of this nature and as reasonably required by Buyer and Seller.
4.3.2.    Representations. The Repeating Representations shall be true and correct in all material respects as of the funding of the Second Additional Prepayment (except to the extent such representations and warranties expressly (i) relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date or (ii) contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be in true and correct in all respects).
4.3.3.    No Default or Event of Default. No Default or Event of Default is continuing or shall result from the Second Additional Prepayment as of the date of the Prepayment Request related to the Second Additional Prepayment.
4.3.4.    Prepayment Request. Buyer shall have received a Prepayment Request as and when required pursuant to Section 5.1.
5.    ADDITIONAL PREPAYMENT
5.1.    Additional Prepayment Request. Seller may request, at Seller’s discretion, all or a portion of the First Additional Prepayment or the Second Additional Prepayment by delivery to Buyer of a duly completed Prepayment Request not later than 6:00 PM Eastern Time at least fifteen (15) days prior to the requested date of funding of the First Additional Prepayment or the Second Additional Prepayment.
6.    DELIVERY AND REIMBURSEMENT
6.1.    Delivery. Each Prepayment shall be discharged in priority by the delivery of the Crude Oil in monthly instalments with the last delivery due on or before the Final Delivery Date, in accordance with the Commercial Contracts (which, for the avoidance of doubt provide for delivery of volumes in excess of Initial Prepayment Volumes, First Additional Prepayment Volumes and Second Additional Prepayment Volumes) and this Agreement. In the event that all the Delivered Volumes in a calendar month exceeds the Scheduled Volumes for such calendar month, the payment received by Buyer for the forward sale of such excess Crude Oil volumes to a Final Buyer shall be remitted to Seller in accordance with the terms of the relevant Commercial Contract; provided that the Scheduled Volumes for such calendar month shall be allocated to each Field (including, for this Section 6.1 any additional locations that Seller or its Affiliates may deliver from during the term of this Agreement) based on the Field Allocation Factor and the amount of the remittance to Seller shall be calculated on a Field by Field basis each calendar month based on the amount that the

Delivered Volumes on a Field by Field basis exceed the Scheduled Volumes for each such Field as determined in accordance with this Section 6.1. For example, if the Delivered Volumes for a Field was 2,000 Barrels in a month and the total Delivered Volumes from all the Fields was 12,500 Barrels and the Scheduled Volumes for such month was 5,000 Barrels, then Buyer would remit payment to Seller for 1,200 Barrels for that Field 5,000 Barrels * (2,000 Barrels /12,500 Barrels) = 800 Barrels of Scheduled Volumes allocated to such Field; 2,000 Barrels from the Field – 800 Barrels of Scheduled Volumes allocated for such Field = 1,200 Barrels; Seller should be paid for 1,200 Barrels for that Field in accordance with the Commercial Contract for such Field. The remaining 6,300 Barrels to be remitted to Seller would be paid and allocated similarly for the other Fields.
In the event that Seller fails to deliver the specified amount of the Scheduled Volumes for a given calendar month, then such undelivered volumes shall be deliverable in the next calendar month; provided that if all of such undelivered volumes are not delivered in such next calendar month, in addition to the volumes expected to be delivered in such next calendar month, then Seller shall be in default under this Agreement. Seller may deliver volumes of crude oil owned by Seller or its Affiliates from any source in its discretion, including the Crude Oil from the Fields in order to meet its obligations under this Section 6.1, provided that such volumes from such sources shall be delivered under the same terms and conditions of the applicable Commercial Contract or Final Commercial Contract, as applicable. When making nominations under a Final Commercial Contract, Buyer agrees that Buyer’s nominations will match Seller’s nominations under the corresponding Commercial Contract and shall provide satisfactory evidence on a reasonable basis to Seller each calendar month.
6.2.    Final Delivery Date. Notwithstanding anything contained in this Agreement, unless extended by Buyer, the final delivery date for the Volumes shall be sixty (60) months following the Effective Date (or such later date as determined by Buyer in its sole discretion) (the “Final Delivery Date”); provided however that in the event that Seller fails to deliver the specified amount of the Initial Prepayment Volumes or the Additional Prepayment Volumes, if applicable, by the Final Delivery Date, the Final Delivery Date shall automatically be extended ninety (90) days in to order to allow Seller to deliver any remaining volumes of the Initial Prepayment Volumes or the Additional Prepayment Volumes that are to be delivered to Buyer; provided that if all of such Initial Prepayment Volumes or Additional Prepayment Volumes, as applicable, are not delivered in such ninety (90) days, then Seller shall be in default under this Agreement.
6.3.    Replacement Final Commercial Contracts. In the event that either (a) Seller desires to replace a Final Buyer for any reason in Seller’s sole discretion or (b) a Final Commercial Contract is terminated for any reason, (i) Seller will select a new Final Buyer with a credit rating or a credit support provider with a long term debt rating of at least Baa3 from Standard & Poor’s and at least BBB- from Moody’s, and Buyer will enter into a crude purchase agreement with such Final Buyer upon terms acceptable to Buyer (in the event of a termination pursuant to the foregoing (b), within 30 days), (ii) Buyer and Seller will terminate, as applicable, any Commercial Contract that was related to the previous Final Buyer’s Final Commercial Contract, (iii) Buyer and Seller will enter into a new Commercial Contract based on the terms of the new Final Commercial Contract between Buyer and the new Final Buyer. Buyer agrees to use all reasonable commercial efforts to take all such actions required to enable Seller to continuously produce and sell Crude Oil from the affected Field(s). With respect to (i) above, Seller shall provide Buyer with the identity of the Final Buyer and a copy of the final draft Final Commercial Contract (in the event of a termination pursuant to the foregoing (b), within 20 days), and Buyer shall have two (2) Business Days from receipt of such information to make any reasonable specific objections to the Final Buyer or the terms of the Final Commercial Contract and if Buyer reasonably objects, Seller shall work with Buyer to address the objections and find an acceptable Final Buyer. Failure by Buyer to object within two (2) Business Days shall be deemed acceptance by Buyer of the Final Buyer and Final Commercial Contract and Seller shall enter into such Final Commercial Contract not objected to within 8 days. Seller shall promptly, and in any event within ten (10) Business Days indemnify Buyer for all reasonable out of pocket losses, costs, expenses and liabilities incurred by Buyer as a result of replacing or not replacing a Final Commercial Contract in accordance with Section 6.3, including any reasonable out of pocket losses, costs, expenses and liabilities that Buyer may suffer under any of the Final Commercial Contracts.
7.    ILLEGALITY AND CHANGE OF CONTROL
7.1.    Illegality
7.1.1.    If, at any time, it becomes unlawful in any applicable jurisdiction for Buyer to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain the Prepayments then, upon Buyer notifying Seller in writing:
(a)    This Agreement and the related Transaction Documents (other than the Final Commercial Contracts) shall be immediately terminated and Buyer shall assign the Final Commercial Contracts to Seller without recourse and Seller shall assume all obligations under the Final Commercial Contracts; and
(b)    Seller will deliver such volumes of crude oil owned by Seller or its Affiliates from any source, including the Crude Oil from the Fields, as soon as available and in any event within 45 days (or such lesser number of days as Buyer shall determine in good faith is appropriate under applicable law) to cover any Outstanding Prepayment Volume; provided further that except to the extent that such volumes have already been sold pursuant to the then-existing Final Commercial Contracts, Seller shall purchase such volumes on terms identical to those in the applicable Commercial Contracts. Seller shall promptly, and in any event within ten (10) Business Days indemnify Buyer for all reasonable out of pocket losses, costs, expenses and liabilities incurred by Buyer as a result of the delivery of, or failure to deliver, such undelivered volumes in such next 45 days (or such lesser number of days as Buyer shall determine in good faith is appropriate under applicable law), including any reasonable out of pocket losses, costs, expenses and liabilities that Buyer may suffer under any of the Final Commercial Contracts.

7.1.2.    The Parties agree that if the illegality of Buyer performing its obligations pursuant to this Agreement or funding, issuing or maintaining the Prepayments does not relate to any act or omission from the Seller Group, the Parties shall negotiate in good faith to execute an amendment to this Agreement to remedy such illegality and the Buyer shall take all reasonable commercial steps to mitigate the circumstances resulting in such illegality through itself or via a third party in order to attempt to maintain this Agreement in full force and effect.
7.1.3.    For the avoidance of doubt:
(a)    Section 7.1.2 above does not in any way limit the obligations of the Seller Group under the Transaction Documents;
(b)    the Obligors shall promptly indemnify the Buyer for all reasonable out of pocket losses, costs and expenses reasonably suffered by Buyer as a result of steps taken by it under Section 7.1.2;
(c)    Buyer shall not be obligated to take any steps under Section 7.1.2 if, in the opinion of outside counsel, as delivered to Seller, taking any such steps would violate any applicable law.
7.2.    Change of Control. Upon the occurrence of a Change of Control:
7.2.1.    To the extent not prohibited from doing so by the terms of any contractual provisions relating to a Change of Control (in effect and not made in contemplation of such change of control) and/or by law or regulation, Seller shall promptly (but in any event within ten (10) Business Days) notify Buyer of the identity of any new controlling person in relation to Seller.
7.2.2.    After becoming aware of a Change of Control, Buyer may request such information and access to persons as it reasonably requires from Seller in order to determine whether it wishes to demand delivery of the Outstanding Prepayment Volume pursuant to Section 7.2.3 below.
7.2.3.    At any time after a Change of Control, if Buyer is not satisfied (acting reasonably) with the Change of Control, upon Buyer’s first written demand (at its sole discretion), Seller, at its option, will (i) deliver such volumes of crude oil owned by Seller or its Affiliates from any source, including the Crude Oil from the Fields, as soon as available but in any event within thirty (30) days, to cover any of the Outstanding Prepayment Volume, or (ii) deliver the monetary equivalent of the Outstanding Prepayment Volume, as applicable, as determined by the Volume Model. Notwithstanding the foregoing, Seller shall immediately indemnify Buyer for all reasonable out of pocket losses, costs, expenses and liabilities incurred by Buyer as a result of such Change of Control and exercise of its rights under this Section 7.2.3, including any reasonable out of pocket losses, costs, expenses liabilities that Buyer may suffer under any Final Commercial Contract.
7.3.    Sanctions.

7.3.1.    If, at any time, as a result of, or non-compliance with or breach of, any law or sanctions applicable to or becoming applicable to Seller and/or its Affiliates) Buyer is unable to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain the Prepayments then, upon Buyer notifying Seller in writing:
(a)    This Agreement and the related Transaction Documents (other than the Final Commercial Contracts) shall be immediately terminated as permitted by law and Sanctions and Buyer shall assign the Final Commercial Contracts to Seller without recourse and Seller shall assume all obligations under the Final Commercial Contracts; and
(b)    Seller will deliver to Buyer such volumes of crude oil owned by Seller or its Affiliates from any source permitted by Sanctions in its discretion, including the Crude Oil from the Fields, forthwith and in any event within 45 days (or such lesser number of days as Buyer, shall determine in good faith is appropriate under applicable law) to cover any Outstanding Prepayment Volume. Notwithstanding the foregoing, Seller shall promptly, and in any event within ten (10) Business Days indemnify Buyer for all reasonable out of pocket losses, costs, expenses and liabilities suffered by Buyer as a result of the delivery of, or failure to deliver, such undelivered volumes in such next two and one-half months, including any reasonable out of pocket losses, costs, expenses and liabilities that Buyer may suffer under any of the Final Commercial Contracts.
8.    COSTS, EXPENSES AND INDEMNITIES. Seller shall promptly upon demand reimburse Buyer for all reasonable, out-of-pocket legal costs and expenses incurred by Buyer in connection with the negotiation and preparation of this Agreement, subject to an aggregate maximum amount of [***] and pay all costs, expenses and taxes in connection with filing and recording of all collateral documents.
8.1.    Indemnity. The Seller shall within five (5) Business Days of demand, indemnify the Buyer against any reasonable out of pocket costs, losses or liabilities incurred by it as a result of:
(a)     the occurrence of any Event of Default; and/or
(b)    a failure by an Obligor to pay any amount or make any delivery under the Prepayment Documents on the due date (including performance under the Commercial Contracts);
8.2.    Further Indemnity. The Seller shall promptly indemnify the Buyer and its Affiliates and each officer or employee of the Buyer and its Affiliates against any reasonable out of pocket cost, loss, expense or liability incurred by it (them) in connection with, or arising out of, the enforcement or exercise or preservation of any right of the Buyer under the Prepayment Documents. Any Affiliate or any officer or employee of the Buyer may rely on this Section 8.2.

9.    TAXES.
9.1.    Tax Gross-Up. Buyer shall pay to Seller all federal, state and local excise taxes, sales taxes, gross receipts taxes, license fees, inspection fees, environmental taxes and fees and other similar assessments or charges, now or hereafter levied or assessed, by any governmental authority that Seller may be required to collect or pay on the importation, manufacture, sale, purchase, transportation, storage, resale or use of the Initial Prepayment Volumes or Additional Prepayment Volumes (each a “Tax” and collectively “Taxes”).
9.2.    Refunds. In the event that a refund opportunity arises with respect to any Tax paid by one Party as a result of the transactions governed by this Agreement, both Parties shall reasonably work together to pursue such refund and the refund shall be paid to the Party that incurred the Tax burden.
9.3.    Exemptions. Notwithstanding the above, Buyer shall provide Seller with a properly completed exemption certificate or valid fuel license for any Tax from which Buyer may claim exemption. Buyer shall be responsible for the related Tax and, if applicable, any related penalty and interest if such exemption certificate or fuel license if later held, by any proper taxing authority, to be invalid.
9.4.    Exceptions. Buyer shall not be liable to Seller for any of Seller’s income taxes; any withholding taxes imposed on gross amounts (other than any withholding taxes due in connection with the transactions contemplated by the Final Commercial Contracts); any franchise tax measured by capital, capital stock, net worth, gross margin, gross receipt or gross profit; any minimum or alternative minimum tax; or any taxes imposed by law on Seller that are prohibited by law from being passed on to Buyer. Further, Buyer shall not be liable to Seller for any employment related tax, fee, or charge. Buyer shall not be liable for any of Seller’s inventory based taxes, ad valorem taxes or property taxes. Buyer shall be responsible for filing returns and paying inventory based taxes, ad valorem taxes and property taxes on property and/or inventory that they own on the assessment date.
10.    REPRESENTATIONS & WARRANTIES. Seller (as to itself and the Obligors only) hereby represents and warrants to Buyer as follows:
10.1.    Status. Seller is duly formed and validly existing and in good standing under the laws of the jurisdiction of its formation and has the power to own its assets and carry on its business as it is being conducted.
10.2.    Binding Obligations. This Agreement constitutes the valid, binding and enforceable obligation of Seller, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.
10.3.    No Conflict. The entry into and performance by Seller of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with: (a) any law or regulation applicable to it; (b) its governing documents; or (c) any agreement or instrument binding upon it, in each case, in a manner that has or would reasonably be expected to have a Material Adverse Effect.
10.4.    Power and Authority. Seller has the limited liability company power to enter into, perform and deliver, and has taken all necessary limited liability company action to authorize its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated thereby.
10.5.    Approvals. All Required Approvals (except where required by any Governmental Agency in respect of any Mortgage granted (or to be granted)) in connection with Seller’s execution, delivery, performance or enforcement of the Transaction Documents have been obtained or effected by Seller and are in full force and effect (where a failure to do so has or could reasonably be expected to have a Material Adverse Effect).
10.6.    Compliance with Laws. Seller is in compliance with all applicable laws and regulations except where any non-compliance has or would reasonably be expected to have a Material Adverse Effect.
10.7.    Insolvency. (a) Obligors, taken as a whole, are Solvent, and (b) and Seller is Solvent.
10.8.    No Default. No Default or Event of Default has occurred and is continuing.
10.9.    Litigation. Except as disclosed to Buyer in writing prior to the Signing Date, no litigation, arbitration or administrative proceeding is pending or threatened against Seller which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.
10.10.    Environmental Laws.
(a)    Seller is in compliance Environmental Laws and to best of its knowledge and belief after making all reasonable enquiries no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.
(b)    No Environmental Claim which has or would reasonably be expected to have a Material Adverse Effect has been commenced or threatened against Seller or its assets or properties, including any of the Fields.
(c)    All consents, licenses and approvals required under the Environmental Laws have been obtained and are currently in force where failure to do so has or would reasonably be expected to have a Material Adverse Effect.
10.11.    Taxation.
(a)    Seller is not overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax, which has or would reasonably be expected to have a Material Adverse Effect except to the extent such payment is being contested in good faith and adequate reserves are being maintained for those Taxes and the costs required to contest them;
(b)    No claims or investigations, which have or would reasonably be expected to have a Material Adverse Effect, are being, made or conducted against Seller with respect to Taxes except in connection with a payment being contested in good faith for which adequate reserves are being maintained for such Taxes and the costs required to contest them.
10.12.    Fields. Seller has good and merchantable title (subject to Permitted Liens) to, or valid leases or licenses of, and all required Authorizations to use, the assets necessary to carry on its business as presently conducted where failure to do so would reasonably be expected to have a Material Adverse Effect and there are no Liens (other than Permitted Liens) on the assets of Seller. Seller has good and merchantable title to the oil and gas properties evaluated in the Reserve Report, and subject to Permitted Liens, owns the working interest and net revenue interest for the oil and gas properties set forth on the Reserve Report. Seller has no take or pay arrangement affecting its oil and gas properties that would cause a Material Adverse Effect. The representations and warranties in Section 4.1 of the Louisiana Mortgage and the corresponding section of the Alabama Mortgage and Mississippi Mortgage are true and correct whether or not such Mortgages are in effect.
10.13.    Federal Reserve Regulations.
(a)    Seller is not engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
(b)    No part of the proceeds of any Prepayment will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States of America.
10.14.    Investment Company. Seller (i) is not and, (ii) after giving effect to any Prepayment and the application of the proceeds thereof, will not be, an “investment company” as defined in the US Investment Company Act of 1940, as amended.
10.15.    Full Disclosure. To Seller’s knowledge after due investigation, all factual information provided by or on behalf of Seller in connection with the Transaction Documents, taken as a whole and the information in respect of the Fields, taken as a whole, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and no information has been given or withheld that results in the information received being untrue or misleading in any respect. The information provided by or on behalf of Seller to Ryder Scott in conjunction with Ryder Scott’s preparation of the Reserve Reports is true and correct in all material respects and Seller did not give, or cause any instructions to be given, to Ryder Scott with respect to the values and amounts derived in an attempt to bias their work, and Seller is not otherwise aware of any matters that have had an impact on the objectivity of Ryder Scott.

10.16.    Insurance.
There is no:
(a)    outstanding insured loss or liability incurred by Seller which is not expected to be covered by collectable insurance to the full extent of that loss or liability and which has or would reasonably be expected to have a Material Adverse Effect; and
(b)    non-disclosure, misrepresentation or breach of any term of any insurance contract to which it is party which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf the it, which has or would reasonably be expected to have a Material Adverse Effect.
10.17.    Anti-Bribery and Corruption and AML.
(a)    Seller and each of its Affiliates has implemented and maintains adequate internal procedures designed to ensure that neither it, nor its directors, officers, or employees shall authorize the receiving, giving or offering of any financial or other advantage with the intention of inducing or rewarding an individual or entity to improperly perform an activity undertaken in the course of an individual’s employment or connected to an entity’s business activities (“Anti-Corruption Controls”); and
(b)    in connection with the performance of the Transaction Documents, Seller and each of its Affiliates has not paid, received or authorized , and it will not pay , receive or authorize, any financial or other advantage or the offering thereof, to or for the benefit of any public official, civil servant, political party, political party official , candidate for office, or any other public or private individual or entity (including to any Buyer, its Affiliates, officers, directors and employees), where such payment, receipt or authorization would violate the Anti-Corruption Controls; and
(c)    it and each Obligor and each of their Subsidiaries has instituted and maintains reasonable and relevant policies and procedures designed to promote and achieve in relation to its business activities, compliance with all anti-money-laundering laws and regulations which are applicable to it in respect of each such business activity.
10.18.    No Filing or Stamp Taxes. Except for any recording fees or mortgage recording taxes, no stamp duty, filings, recordings, regulatory approvals, registrations, notarial or similar Taxes or fees are required to be paid on or in relation to any Transaction Document and it is not necessary that any Transaction Document be filed, recorded or enrolled with any court or other authority in any jurisdictions.

10.19.    Deduction of Tax. Except for any withholding taxes on interest payments under this Agreement, Seller is not required to make any deduction for or on account of Tax from any payment it may make under the Transaction Documents.
10.20.    Material Contracts and Licenses.
(a)    None of the Material Contracts and Licenses has been terminated, cancelled, suspended or revoked or otherwise ceased to be valid, binding and enforceable and in full force and effect (whether wholly or in part) nor has it become unlawful for any person or entity to perform any of its obligations under any of the Material Contracts and Licenses unless such termination, cancellation, suspension, revocation or cessation or such becoming unlawful would not reasonably be expected to cause a Material Adverse Effect.
(b)    There is no material breach of the terms of any of the Material Contracts and Licenses or there is a default (howsoever described) under any of the Material Contracts and Licenses nor has any other event or circumstance occurred entitling any person, authority or entity to terminate or give notice of termination of any of the Material Contracts and Licenses that would reasonably be expected to cause a Material Adverse Effect.
(c)    No restrictions or conditions are imposed on any of the Material Contracts and Licenses that would reasonably be expected to cause a Material Adverse Effect.
(d)    None of the Material Contracts and Licenses has been modified or varied in a way that would reasonably be expected to cause a Material Adverse Effect.
10.21.    Physical Delivery. Seller is a commercial participant in the market for, and regularly makes or takes delivery in the ordinary course of its business of, crude oil. Seller intends on the date of this transaction to settle its obligations hereunder by making or taking physical delivery of Crude Oil.
10.22.    Sanctions. Seller has not, nor has any member of the Group, received notice of, nor is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
10.23.    Buyer Representations and Warranties. Buyer (as to itself only) hereby represents and warrants to Seller as follows:
(a)    Status. Buyer is duly formed and validly existing and in good standing under the laws of the jurisdiction of its formation and has the power to own its assets and carry on its business as it is being conducted.
(b)    Binding Obligations. This Agreement constitutes the valid, binding and enforceable obligation of Buyer, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

(c)    No Conflict. The entry into and performance by Buyer of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with: (a) any law or regulation applicable to it; (b) its governing documents; or (c) any agreement or instrument binding upon it, in each case, in a manner that has or would reasonably be expected to have a Material Adverse Effect.
(d)    Power and Authority. Buyer has the limited liability company power to enter into, perform and deliver, and has taken all necessary limited liability company action to authorize its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated thereby.
(e)    Approvals. All Required Approvals (except where required by any Governmental Agency in respect of any Mortgage granted (or to be granted)) in connection with Buyer’s execution, delivery, performance or enforcement of the Transaction Documents have been obtained or effected by Buyer and are in full force and effect (where a failure to do so has or could reasonably be expected to have a Material Adverse Effect).
(f)    Litigation. Except as disclosed to Seller in writing prior to the Signing Date, no litigation, arbitration or administrative proceeding is pending or threatened against Buyer which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have a Material Adverse Effect.
(g)    Physical Delivery. It is a commercial participant in the market for, and regularly makes or takes delivery in the ordinary course of its business of, Crude Oil. It intends on the date of this transaction to settle is obligations hereunder by making or taking physical delivery of Crude Oil.

(h)    Anti-Bribery and Corruption and AML.

(i)	Buyer has implemented and maintains adequate Anti-Corruption Controls in connection with the Transaction Documents; and

(ii)
in connection with the performance of the Transaction Documents, Buyer has not paid, received or authorized , and it will not pay , receive or authorize, any financial or other advantage or the offering thereof, to or for the benefit of any public official, civil servant, political party, political party official , candidate for office, or any other public or private individual or entity (including to any Seller, its Subsidiaries, its and their officers, directors and employees), where such payment, receipt or authorization would violate the Anti-Corruption Controls; and

(iii)
it and each of its Subsidiaries has instituted and maintains reasonable and relevant policies and procedures designed to promote and achieve in relation to its business activities in connection with the Transaction Documents, compliance with all anti-money-laundering laws and regulations which are applicable to it in connection with the Transaction Documents.
(i)    Sanctions. Buyer has not received notice of, nor is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
10.24.    Time When Representations Made
(a)    All the representations and warranties in Section 10 are made on the Signing Date and the Repeating Representations are as of the date of any Additional Prepayment and, as to the Seller only, the date of any Compliance Certificate.
(b)    Each representation or warranty deemed to be made after the date of this Agreement shall, unless otherwise indicated, be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
(c)    The representations and warranties under this Section 10 shall be deemed to be made on the Signing Date and on the date of the making of the Initial Prepayment, the First Additional Prepayment and the Second Additional Prepayment under this Agreement.
11.    AFFIRMATIVE AND NEGATIVE COVENANTS. For so long as any volumes of Crude Oil remain to be delivered to Buyer pursuant to this Agreement; (a) Seller hereby covenants and agrees with Buyer as set forth in Sections 11.1-11.13; and (b) Buyer hereby covenants and agrees with Seller as set forth in Section 11.14.
11.1.    Existence; Authorizations. Seller shall maintain its corporate existence and remain in good standing in the jurisdiction of its formation. Seller shall promptly obtain and comply with Required Approvals where a failure to do so would have a Material Adverse Effect.
11.2.    Compliance with Laws. Seller shall comply with all laws and regulations (including compliance with Environmental Laws and Environmental Permits) applicable to it where failure to do so would have a Material Adverse Effect.
11.3.    Taxation. Seller shall, pay and discharge all Taxes imposed upon it or its assets within the time period allowed unless and only to the extent that: (a) such payment is being contested in good faith; (b) adequate reserves are being maintained for those Taxes and the costs required to contest them in accordance with relevant Accounting Principles; and (c) any failure to make any such payment does not have, or is not likely to have, a Material Adverse Effect. Seller shall promptly file all tax returns required by law within the requisite time limits except to the extent contested in good faith and subject to adequate reserve or provision.
11.4.    Assets.
11.4.1.    Condition of Assets. Seller shall maintain (or, to the extent operated by a third party operator, use commercially reasonably efforts to cause such operator to maintain) the Fields in the manner of a reasonably prudent offshore operator in the U.S. Gulf of Mexico, except where failure to do so would not have, and would not reasonably be expected to have, a Material Adverse Effect. Seller also agrees to comply with Sections 4.2 and 4.3 of the Louisiana Mortgage and the corresponding sections of the Alabama Mortgage and Mississippi Mortgage whether or not either of such Mortgages are in effect.
11.4.2.    Disposition of Fields. Other than Permitted Disposals, Seller shall not, either in a single transaction or in a series of transactions and whether related or not, Dispose of any material portion of Seller’s interests in the Fields without the prior written consent of Buyer.
11.5.    Change in Business. No substantial change shall be made to the general nature of the business of Seller from that carried on by Seller as at the date of this Agreement.
11.6.    Sanctions. Seller shall not permit or authorize any other person to (having made reasonable enquiries), directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Prepayment to fund or facilitate any trade, business or other activities (a) relating to, involving or for the benefit of any Restricted Party; and/or (b) in any other manner that would result in Seller or any member of the Group being in breach of any Sanctions or becoming a Restricted Party. Seller shall comply with Sanctions and maintain in effect and enforce policies and procedures designed to ensure such compliance and will not to the knowledge of such Obligor take any action or omit to take any action if the effect of such action or inaction would cause Seller or Buyer to be in breach of Sanctions applicable to Buyer in connection with the Transaction Documents, or Seller. Each Obligor shall comply in all respects with Sanctions that are applicable to it including in respect of each business activity. No Obligor shall knowingly (having undertaken relevant verifications and made reasonable enquiries) use any funds identified as derived directly from any activity or dealing with any person or entity which is a Restricted Party or listed on Sanctions List or located in a Sanctioned Country.
11.7.    Negative Pledge. Except for Permitted Liens, Seller shall not create, or permit to exist, any Lien over, or affecting, (i) the Transaction Documents, (ii) the Crude Oil being produced, stored, or delivered on account of any Commercial Contract or Final Commercial Contract (or any part thereof) or (iii) any interest of Seller in any of the Fields including any hydrocarbons produced therefrom. Except for sales pursuant to or permitted by the Transaction Documents, Seller shall not sell forward any crude oil from any of the Fields except for sales in the ordinary course of business pursuant to contracts that can be terminated by the Seller on no more than sixty (60) days’ notice.
11.8.    Insurance. Seller shall maintain insurance, with reputable independent insurance companies or underwriters, on and in relation to their respective business and assets against those risks and to the extent as is usual for similarly sized companies carrying on the same or substantially similar business in the U.S. Gulf of Mexico. Upon request by Buyer to Seller, that Seller shall provide to Buyer a certificate confirming that each applicable insurance policy has been renewed, is in full force and effect and that all insurance premiums have been paid and are up to date.

11.9.    Further Assurances; Participation. Seller shall at its own expense promptly do, or procure, all such acts or execute, procure the execution of, all such documents (including assignments, transfers, charges, notices, acknowledgments of notices of assignments, and instructions) which Buyer reasonably determines are required for the exercise of any rights, powers and remedies of Buyer provided by or pursuant to the Transaction Documents.
11.10.    Visitation Right. Seller shall allow Buyer and/or professional advisers, insurance providers, auditors, accountants and contractors of Buyer free access at all reasonable times and on reasonable notice and at the responsibility of Seller to the premises and assets of Seller for the purposes of enabling Buyer to monitor Seller’s compliance with, and performance under, the Prepayment Documents, provided that such visits shall not interfere with the business operations of Seller. Buyer understands for assets that are not operated by Seller, the right of access to such assets shall be subject to both the prior approval of the operator and the Buyer’s compliance with the operator’s requirements for access.
11.11.    Material Contracts and Licenses.
(a)    Each Obligor shall comply in all material respects with each Material Contract and License to which it is a party, where it is commercially reasonable to do so and necessary to prevent the occurrence of Material Adverse Effect.
(b)    Each Obligor shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any of the Material Contracts and Licenses to the extent necessary to prevent the occurrence of a Material Adverse Effect.
(c)    Each Obligor shall obtain, maintain and ensure compliance with all requisite Material Contracts and Licenses in all material respects necessary to prevent the occurrence of a Material Adverse Effect, including seeking any necessary renewals.

11.12.    Arm’s length basis.
(a)    Except as permitted by paragraph (b) below, Seller shall not enter into any transaction with any person except on arm’s length terms.
(b)    The payment of fees, costs and expenses payable under the Transaction Documents or agreed by the Seller and the Buyer, shall not be a breach of this Section 11.12.
11.13.    Anti-Bribery and Corruption and AML. Each Obligor undertakes to comply at all times with the representations it makes in Section 10.17.
11.14.    Environmental Claims.
Each Obligor shall, promptly upon becoming aware of the same, inform the Buyer in writing of:

(a)    any Environmental Claim which is current or pending against Seller or its Subsidiaries and which could reasonably be expected to have a Material Adverse Effect; and
(b)    any facts or circumstances which are reasonably likely to result in any Environmental Claim, which would reasonably be expected to have a Material Adverse Effect, being commenced or threatened against Seller or its Subsidiaries.
11.15.    Sanctions and Anti-Bribery and Corruption and AML. Buyer undertakes to comply at all times with the representations it makes in Section 10.23(h).
12.    LIQUIDITY RATIOS
12.1.    Guarantor Liquidity Ratio. At all times from the Effective Date through and including the Final Delivery Date, the Guarantor Liquidity Ratio shall be at least equal to the Minimum Guarantor Liquidity Ratio. The Guarantor Liquidity Ratio shall be tested as of the last day of each calendar quarter of Guarantor.
12.2.    GoM Liquidity Ratio. At all times from the Effective Date through and including the Final Delivery Date, the GoM Liquidity Ratio shall be at least equal to the Minimum GoM Liquidity Ratio evidenced by row 101 in the Prepay Tab of the Liquidity Model showing only a “True” output for every quarter. The GoM Liquidity Ratio shall be tested as of the Effective Date, the First Additional Prepayment Funding Date, the Second Additional Prepayment Funding Date (in each case, based upon the results of the most recently ended fiscal quarter of Guarantor for which such information is available), last day of each calendar quarter of Guarantor and upon the incurrence by Seller of any Debt owed to a third party who is not an Affiliate of Seller.
13.    FINANCIAL INFORMATION. For so long as any volumes of Crude Oil remain to be delivered to Buyer pursuant to this Agreement, Seller hereby covenants and agrees with Buyer as follows:
13.1.    Financial Statements.
13.1.1.    Audited Financials. Seller shall supply to Buyer, as soon as they are available, but in any event within one hundred and eighty (180) days after the end of Guarantor’s fiscal year, Guarantor’s audited financial statements for that fiscal year, including footnotes presenting financial statements of Seller.
13.1.2.    Requirements as to Audited Financial Statements. Each of the financial statements delivered pursuant to Section 13.1.1 shall (a) include a balance sheet, profit and loss account and cash flow statement; (b) be certified by a financial officer of each Obligor as giving a true and fair view of (in respect of audited financial statements), or fairly presenting (in other cases), such Obligor’s financial condition and operations as of the date of such financial statements; (c) if Buyer so requests, be accompanied by a letter addressed to the management of Guarantor by the auditors of Guarantor, such letter accompanying those financial statements; and (d) shall be prepared in accordance with the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, Obligors notify Buyer that there has been a material change in the Accounting Principles and delivers to Buyer a description of any change necessary for those financial statements to reflect the Accounting Principles. Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
13.2.    Compliance. Within twenty-five (25) days of the end of each calendar quarter, Seller shall deliver a certificate (each, a “Compliance Certificate”) to Buyer certifying as to the following (a) the Group’s and Seller’s compliance with the Guarantor Liquidity Ratio and GOM Liquidity Ratio set forth in Section 12: for each calendar quarter, as of the last day of such calendar quarter, (b) no litigation, arbitration or administrative proceeding is pending or threatened against Seller which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect; (c) no Default or Event of Default has occurred and is continuing, (d) a summary of the quantities of Crude Oil expected to be delivered in the immediately succeeding three (3) month period and (e) a report confirming the quantities of Crude Oil delivered in such quarter.
13.3.    Year-End. Seller shall not change its Accounting Reference Date.
13.4.    Information. Seller shall supply to Buyer:
(a)    promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceeding is pending or threatened against Seller or any of the Seller’s assets or properties which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect;
(b)    promptly, such information as Buyer may reasonably require regarding any assets secured in favor of Buyer or the compliance by any Obligor with the terms of any Prepayment Document;
(c)    the occurrence of any event or circumstance which has resulted or would reasonably be expected to result in a Material Adverse Effect;
(d)    promptly on request, such further information regarding the financial condition, assets (including the Fields) and operations of Seller (including lease operating expenses, capital expenditures and any requested explanation of any item in the financial statements, budgets or other materials provided by Seller, any changes to senior management and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as Buyer may reasonably request;
(e)    details of any adverse change in the terms of any insurance contract to which a Seller is party, or of any material claim under any such insurance, and

(f)    promptly and in any event within ten (10) days of a responsible officer of the Seller becoming aware of any breach by any Obligor of, or any terminations, suspensions or occurrences of force majeure events under, any, Prepayment Document.
13.5.    Notification of Default. Seller shall notify Buyer of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
13.6.    Reserve Reports. On or before March 1 of each year, commencing March 1, 2021, Seller shall furnish to Buyer a reserve report evaluating the Fields as of the immediately preceding December 31 (each, a “Reserve Report”). Each Reserve Report shall be prepared by Ryder Scott Company, L.P. or another petroleum engineer reasonably acceptable to Buyer. In addition, on or before August 31, 2020, Seller shall furnish to Buyer updated profiles or a Reserves Report for the Fields prepared by Ryder Scott Company, L.P. or another petroleum engineer reasonably acceptable to Buyer reflecting relevant new information since December 31, 2019. Each Reserve Report shall set forth as of December 31 the oil and gas reserves attributable to the Fields, together with a projection of the annual production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time. Where applicable, Seller and Buyer shall use the information in the most recent such Reserve Report to calculate the Minimum GoM Liquidity Ratio in Section 11.19.
13.7.    Other Reporting and Access for Buyer’s Technical Team. Seller shall promptly provide to Buyer all such reports and all such information relating to the Prepayment Documents and business, financial conditions of each Obligor as Buyer may reasonably request.
14.    EVENTS OF DEFAULT AND REMEDIES. Each of the events or circumstances set out in this Section 14 is an Event of Default.
14.1.    Non-Payment. Any Obligor does not pay or reimburse on the relevant due date any amount payable or to be reimbursed pursuant to this Agreement or the other Prepayment Documents at the place at and in the currency in which it is expressed to be respectively payable unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date.
14.2.    Breach of Covenants or Commercial Contract. An Obligor breaches or fails to comply with or perform any provision(s) of the Prepayment Documents (other than those referred to in Section 14.1) including non-performance of any quantity delivery for any calendar month and breach of Section 11.7, unless the same is, in the reasonable opinion of Buyer, capable of remedy and is remedied within sixty (60) days from the earlier of the date Seller has become aware of that non-compliance and the date notice of that non-compliance has been given by Buyer to Seller.
14.3.    Representations and Warranties. Any representation or statement made or deemed to be made by an Obligor in this Agreement or any other Prepayment Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are, in the reasonable opinion of Buyer, capable of remedy and are remedied within ten (10) Business Days of the earlier of Buyer giving notice to the relevant Obligor and Obligor becoming aware of the misrepresentation.
14.4.    Insolvency
(a)    Any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts (except to the extent such suspension is in connection with a bona fide dispute with the relevant creditor) or, by reason of actual or imminent financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)    The value of the assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is less than its respective liabilities (taking into account contingent and prospective liabilities).
(c)    A moratorium is declared in respect of any indebtedness of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect). If a moratorium occurs, the ending of the moratorium will remedy any Event of Default caused by that moratorium with effect from the ending of moratorium, provided that the rights of the Buyer under the Prepayment Documents do not continue to be prejudiced by the ending of such moratorium.
14.5.    Insolvency Proceedings. Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:
(a)    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), save in respect of a solvent reorganization;
(b)    a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect);
(c)    the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) or any of their respective assets; or

(d)    enforcement of any Security over any assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), or
(e)    any analogous procedure or step is taken in any jurisdiction, save, in each case, for any corporate action, legal proceedings or other formal procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.
14.6.    Unlawfulness and Invalidity. It is or becomes unlawful for an Obligor to perform any of its material obligations under this Agreement or the other Prepayment Documents or any Prepayment Document ceases to be in full force and effect or is alleged by a party to it (other than Buyer) to be ineffective.
14.7.    Sanctions and Anti-Corruption. A violation of Section 11.6 or Section 11.13 occurs.
14.8.    Prepayment Documents. An Obligor rescinds or purports in writing to rescind or repudiates or purports to repudiate any Prepayment Document to which it is a party, or any Prepayment Document is terminated for any reason prior to the Final Delivery Date.
14.9.    Litigation. Any litigation, arbitration, administrative, governmental or regulatory proceedings are commenced in relation to any Prepayment Document; or in relation to any transaction contemplated in the Prepayment Documents, against any Obligor which have or would reasonably be expected to have a Material Adverse Effect and is not dismissed within thirty (30) days.
14.10.    Cross Default. Any (i) Material Indebtedness is not paid when due after giving effect to any relevant cure period, (ii) Material Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity, or (iii) failure by an Obligor or any Subsidiary of an Obligor to observe or perform any agreement (beyond any applicable notice, grace or cure periods) evidencing or securing any Material Indebtedness, the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Material Indebtedness to cause, any Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to the stated maturity thereof.
14.11.    Material Contracts and Licenses.
(a)    Any of the Material Contracts and Licenses is terminated, cancelled, suspended or revoked or otherwise ceases to be valid, binding and enforceable and in full force and effect (whether wholly or in part) or it is or becomes unlawful for any person or entity to perform any of its obligations under any of the Material Contracts and Licenses.

(b)    There is an event of default (without further possibility of cure)pursuant to the terms of any of the Material Contracts and Licenses or there is a default (howsoever described) under any of the Material Contracts and Licenses or any other event or circumstance occurs entitling any person, authority or entity to terminate or give notice of termination of any of the Material Contracts and Licenses.
(c)    Any restrictions or conditions are imposed on any of the Material Contracts and Licenses that may cause a Material Adverse Effect.
(d)    Any of the Material Contracts and Licenses is modified or varied in a way that is adverse in any material respect to the interests of a Seller.
(e)    Any of the Material Contracts and Licenses expires and is not renewed on substantially the same (or more beneficial to the Sellers) terms.
(f)    No Event of Default will occur under this Clause 14.11 (Material Contracts and Licenses) if:

(i)
such Material Contract and License is replaced by a new Material Contract and License (which shall also be a Material Contract and License for the purposes of the Prepayment Documents) in all material respects similar to the Material Contracts and License which was cancelled, suspended, materially amended (in an adverse manner), revoked or terminated within ten (10) Business Days after the earlier of the Buyer giving notice to the relevant Obligor and the relevant Obligor becoming aware of such circumstances; or

(ii)	the relevant Obligor demonstrates to the reasonable satisfaction of the Buyer that such circumstances do not have and are not reasonably likely to have a Material Adverse Effect.
14.12.    Material Adverse Change. Any adverse event or circumstance occurs and is continuing, and which has, or is reasonably likely to have, a Material Adverse Effect.
14.13.    Final Commercial Contracts.
(a)    A buyer under a Final Commercial Contract breaches or fails to perform any of its obligations thereunder or fails to pay any or all amounts owing thereunder.
(b)    A buyer under a Final Commercial Contract rescinds or purports in writing to rescind or repudiates or purports to repudiate such Final Commercial Contract to which it is a party or evidences an intention to rescind (with such intention evidenced in writing) or repudiate such Final Commercial Contract to which it is a party.
(c)    Any Final Commercial Contract is terminated for any reason prior to its termination date.

(d)    No Event of Default will occur under this Clause 14.13 (Final Commercial Contracts) if:

(i)	such Final Commercial Contract is replaced by a new Final Commercial Contract in accordance with Section 6.3; or

(ii)	Seller demonstrates to the reasonable satisfaction of the Buyer that such circumstances do not have and are not reasonably likely to have a Material Adverse Effect.
14.14.    Rights and Remedies. Notwithstanding any other provision in this Agreement, on and at any time after the occurrence of an Event of Default which is continuing Buyer may:
(a)    by notice to Seller requesting that Outstanding Prepayment Volume be made available as soon as available and in any event within thirty (30) days and/or
(b)    exercise any or all of its rights, remedies, powers or discretions under the Prepayment Documents and applicable law, including the right to compel specific performance.
14.15.    Set-off. Buyer may set off any matured obligation (whether or not arising under any of the Prepayment Documents and to the extent an Obligor has not provided Buyer with written notice that such Obligor is disputing such obligation in good faith) due from any Obligor against any matured obligation (whether or not arising under any of the Prepayment Documents), owed by Buyer to that Obligor or the other Obligor, regardless of the source, place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Buyer may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. For the avoidance of doubt, Buyer will not set-off pursuant to this Section 14.15 any amounts in respect of the Jubilee Marketing Agreement or the TEN Marketing Agreement.
15.    DISCLOSURE AND CONFIDENTIALITY
15.1.    Confidential Information. Subject to Section 15.2, each Party shall treat as strictly confidential and not disclose or use any written information received or obtained as a result of entering into or performing this Agreement which relates to:
(a)    the subject matter and provisions of this Agreement or any of the Transaction Documents;
(b)    the negotiations relating to this Agreement and any other Transaction Document;
(c)    the other Parties (including any other members of Seller’s Group or any members of Buyer’s Group (as the case may be)).
15.2.    Disclosure Permitted. A Party may disclose information which would otherwise be confidential if and to the extent disclosure is:

(a)    required by the law of any relevant jurisdiction or for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any Transaction Document;
(b)    made in a public announcement, circular or communication (each an “Announcement”) concerning the existence or content of this Agreement by any Party (including for these purposes any members of the Group or any members of Buyer’s Group, respectively) if, and to the extent that, the Announcement in the opinion of the disclosing Party (acting reasonably), is required to be made by law or pursuant to the rules and/or regulations of any Governmental Agency to which the Party (or the relevant member of Seller’s Group or Buyer’s Group, as the case may be) making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other Party in respect of the timing and content of such Announcement;
(c)    required by or necessary to comply with contractual obligations existing as at the date of this Agreement (including the terms of this Agreement);
(d)    made by Seller to any member of Seller’s Group or Buyer to any members of Buyer’s Group provided that Seller or Buyer, as the case may be, procure that such members comply with the provisions of Section 15.1 in respect of such information as if they were a Party to this Agreement;
(e)    made by Buyer in relation to obtaining or seeking to obtain any financing or refinancing of, or related to, this Agreement;
(f)    required, in the opinion of the Party making the disclosure, acting reasonably, by a Governmental Agency to which that Party is subject, whether or not such requirement has the force of law;
(g)    made to the professional advisors, auditors or bankers of any Party where such persons need to know the same in order to carry out their duties or functions provided that Seller or Buyer, as the case may be, procure that such persons undertake to comply with the provisions of Section 15.1 in respect of such information as if they were a Party to this Agreement;
(h)    required for the purpose of exercising remedies, including in any arbitral, judicial or other foreclosure proceedings arising out of this Agreement;
(i)    made public through no fault of that Party; and/or
(j)    made with the prior written approval of the other Parties.
16.    NOTICES
16.1.    Communications in Writing. Any communication to be made under or in connection with the Prepayment Documents shall be made in writing and, unless otherwise stated, may be made by letter or email.

16.2.    Addresses. The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is in the case of Seller and Buyer, that identified with its name below, or any substitute address, email address or department or officer as Party may notify to Buyer (or Buyer may notify to the other Party, if a change is made by Buyer) by not less than five (5) Business Days’ notice.
If to Buyer:
Trafigura Trading LLC
1401 McKinney Street Suite 1500, Houston Texas 77010
Email address: houstonlawyers@trafigura.com
Attention: Legal counsel
With a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
600 Travis Street | Houston, TX 77002
Email address: mniebruegge@willkie.com
Attention: Michael Niebruegge
If to Seller:
Kosmos Energy Gulf of Mexico Operations, LLC
c/o Kosmos Energy Ltd.
8176 Park Lane, Suite 500
Dallas, Texas 75234
Email address: kosmosgeneralcounsel@kosmosenergy.com
Attention: General Counsel

With a copy (which shall not constitute notice) to:
Locke Lord LLP
2200 Ross Avenue, Suite 2800
Dallas, TX 75201
Email address: jaschumacher@lockelord.com
Attention: Jason A. Schumacher, Esq.

16.3.    Delivery. Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective: (a) if by personal hand delivery, if left at the address set out in Section 16.2 before 6:00 PM Eastern Time on a Business Day the day when left, and otherwise on the next Business Day; (b) if by way of email, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server if before 6:00 PM Eastern Time on a Business Day and otherwise on the next Business Day; (c) if by way of ordinary first class pre-paid post or post or prepaid recorded or special delivery, where the addressee is in the same country as that from which the notice is sent, two (2) Business Days after posting; or (d) if by way of ordinary pre-paid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the addressee is in one country and the notice is sent from another, six (6) Business Days after posting.
17.    PARTIAL INVALIDITY. If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
18.    REMEDIES AND WAIVERS. NO FAILURE TO EXERCISE, NOR ANY DELAY IN EXERCISING, ON THE PART OF BUYER, ANY RIGHT OR REMEDY UNDER THIS AGREEMENT AND/OR OTHER PREPAYMENT DOCUMENTS, SHALL OPERATE AS A WAIVER, NOR SHALL ANY SINGLE OR PARTIAL EXERCISE OF ANY RIGHT OR REMEDY PREVENT ANY FURTHER OR OTHER EXERCISE OR THE EXERCISE OF ANY OTHER RIGHT OR REMEDY. THE RIGHTS AND REMEDIES PROVIDED IN THIS AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OF ANY RIGHTS OR REMEDIES PROVIDED BY LAW.
19.    COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together shall constitute the same agreement, and any signature hereto delivered by a Party by facsimile or other electronic transmission (e.g., email) shall be deemed an original signature hereto for all purposes.
20.    CHANGES TO PARTIES.
20.1.    Consent Required. Subject to Section 20.2, neither Buyer nor any Obligor may assign any of its rights or transfer by novation any of its rights and obligations under any Prepayment Document without the prior written consent of the other, which consent shall not be unreasonably withheld.
20.2.    Assignment by Buyer. Buyer may assign the entirety or any part of its rights (but not its obligations) under any Prepayment Document to a bank or financial institution, without the prior consent of any Obligor. Each Obligor shall promptly acknowledge each such assignment upon request and in such form as reasonably requested by the Buyer.
21.    GOVERNING LAW; DISPUTE RESOLUTION.
21.1.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK.

21.2.    ARBITRATION. ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE FINALLY SETTLED (WITHOUT ANY RIGHT TO APPEAL) UNDER THE RULES OF ARBITRATION OF THE AMERICAN ARBITRATION ASSOCIATION BY THREE ARBITRATORS APPOINTED IN ACCORDANCE WITH SAID RULES. THE SEAT OF ANY SUCH ARBITRATION SHALL BE HOUSTON, TEXAS.
22.    AMENDMENT. This Agreement may be amended only by written instrument executed by Seller, Buyer and any other person who has become a Buyer under this Agreement. In the event Buyer desires to allocate a portion of the Additional Prepayment Volumes to a third party pursuant to a separate arrangement, Seller will reasonably cooperate with Buyer to facilitate, including incorporating non-material changes, which do not create any economic impacts, into the Prepayment Agreement to accommodate such arrangement.
23.    LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BUYER OR SELLER SHALL NOT BE ENTITLED TO (AND EACH SUCH PARTY WAIVES) CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, IN CONNECTION WITH EITHER THIS AGREEMENT OR THE TRANSACTIONAL DOCUMENTS.
24.    WAIVER OF IMMUNITY. To the extent that the Seller or Buyer may be entitled in any jurisdiction to claim for itself or any of its property or assets immunity in respect of its obligations under the Prepayment Documents from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process or to the extent that in any jurisdiction there may be attributed to it all or any of its property or assets immunity of that kind (whether or not claimed), the Seller and the Buyer irrevocably agree not to claim and irrevocably waive that immunity.
25.    FORWARD CONTRACT.
EACH PARTY REPRESENTS AND ACKNOWLEDGES TO THE OTHER THAT:
(A)    SUCH PARTY IS AN “ELIGIBLE CONTRACT PARTICIPANT” AS DEFINED IN SECTION 1A (12) OF THE COMMODITY EXCHANGE ACT, AS AMENDED;
(B)    THIS AGREEMENT, INCLUDING ANY CREDIT SUPPORT AND TRANSACTIONS HEREUNDER, IS A “FORWARD CONTRACT,” AND A “MASTER NETTING AGREEMENT,” AND/OR A “SWAP AGREEMENT”;
(C)    SUCH PARTY IS A “MASTER NETTING AGREEMENT PARTICIPANT” AND EITHER (i) A “FORWARD CONTRACT MERCHANT,” OR (ii) IS IN THE BUSINESS OF PRODUCING CRUDE OIL AND SELLING SUCH CRUDE OIL FOR FORWARD DELIVERY TO FORWARD CONTRACT MERCHANTS FOR PROFIT

AND/OR A “SWAP PARTICIPANT,” AND/OR A “FINANCIAL PARTICIPANT” IN RESPECT OF THERETO, AS SUCH TERMS ARE DEFINED IN THE UNITED STATES BANKRUPTCY CODE (THE “BANKRUPTCY CODE”);
(D)    ALL TRANSFERS OF CASH, SECURITIES OR OTHER PROPERTY UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY CREDIT SUPPORT AND ANY TRANSACTION HEREUNDER ARE “MARGIN PAYMENTS,” “SETTLEMENT PAYMENTS” AND/OR “TRANSFERS” FOR PURPOSES OF SECTIONS 546(E), (G) AND (J) AND SECTION 548(D)(2) OF THE BANKRUPTCY CODE;
(E)    EACH OBLIGATION UNDER THIS AGREEMENT, ANY CREDIT SUPPORT OR ANY TRANSACTION HEREUNDER IS A “TRANSFER OBLIGATION” OR GIVES RISE TO A “TERMINATION VALUE” OR “PAYMENT AMOUNT” UPON AN EVENT OF DEFAULT SPECIFIED IN SECTION 14.4 OR 14.5 WITHIN THE MEANING OF SECTIONS 362 AND 561 AND/OR 560 OF THE BANKRUPTCY CODE; AND
(F)    THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT CONSTITUTE “CONTRACTUAL RIGHTS” TO TERMINATE AND/OR LIQUIDATE TRANSACTIONS UPON AN EVENT OF DEFAULT SPECIFIED IN SECTION 14.4 OR 14.5, AS SUCH TERM IS USED IN SECTIONS 556 AND 561 AND/OR 560 OF THE BANKRUPTCY CODE.
AS USED IN THIS SECTION 25, “AND/OR” MEANS THE INCLUSIVE MEANING OF “OR.”
(The next page is the signature page.)

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first written above.
Seller:
KOSMOS ENERGY GULF OF MEXICO OPERATIONS, LLC
By:/s/ Neal Shah
Print Name: Neal Shah
Title: Vice President
Buyer:
TRAFIGURA TRADING LLC
By:/s/ Corey Prologo
Print Name: Corey Prologo
Title: Director
By:/s/ Rodney Malcolm
Print Name: Rodney Malcolm
Title: Director

Schedule 1
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Schedule 2.1
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Schedule 2.2
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Schedule 2.4
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Schedule 3
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1

83105400v.1

Schedule 4
Fields

Prospect	Block	Ownership	NRI	Operator
Barataria	Mississippi Canyon 521	22.500%	15.739%	Kosmos Energy Gulf of Mexico Operations, LLC
Gladden	Mississippi Canyon 800	20.000%	19.600%	W & T Offshore Inc
Kodiak (1)	Mississippi Canyon 727	29.063%	26.394%	Kosmos Energy Gulf of Mexico Operations, LLC
Kodiak (2)	Mississippi Canyon 771	29.063%	26.394%	Kosmos Energy Gulf of Mexico Operations, LLC
Marmalard (3)	Mississippi Canyon 255	11.399%	8.853%	Murphy Exploration & Production Company - USA
Marmalard (4)	Mississippi Canyon 300	11.399%	8.853%	Murphy Exploration & Production Company - USA
Nearly Headless Nick (5)	Mississippi Canyon 387	21.948%	19.259%	Murphy Exploration & Production Company - USA
Noonan - Danny I	Garden Banks 506	30.000%	26.250%	Talos ERT LLC
Noonan - Danny II	Garden Banks 506	50.000%	43.750%	Talos ERT LLC
Odd Job	Mississippi Canyon 214	61.057%	54.646%	Kosmos Energy Gulf of Mexico Operations, LLC
Odd Job	Mississippi Canyon 215	54.875%	49.113%	Kosmos Energy Gulf of Mexico Operations, LLC
SOB2 (6)	Mississippi Canyon 431	11.823%	10.663%	Murphy Exploration & Production Company - USA
South Santa Cruz	Mississippi Canyon 563	40.500%	33.210%	Kosmos Energy Gulf of Mexico Operations, LLC
Tornado (7)	Green Canyon 281	35.000%	24.938%	Talos ERT LLC
Tornado	Green Canyon 280	35.000%	28.438%	Talos ERT LLC

Kodiak Mississippi Canyon 727: Insofar as said lease covers S/2 and NE/4 and those depths lying between 17,500 feet TVDSS down to the depth of 99,999 feet TVDSS
2 Kodiak Mississippi Canyon 771: Insofar as the lease covers those depths lying between 17,500 feet down TVDSS down to the depth of 99,999 feet TVDSS

3 Marmalard Mississippi Canyon 255: Insofar as the lease covers those depths lying between the surface down to the depths of 22,000 feet TVDSS
4 Marmalard Mississippi Canyon 300: Insofar as the lease covers those depths lying between the surface down to the depths of 22,000 feet TVDSS
5 Nearly Headless Nick Mississippi Canyon 387: Insofar as the lease covers those depths lying between the surface down to the depths of 22,000 feet TVDSS
6 SOB2 Mississippi Canyon 431: Insofar as the lease covers those depths lying between the surface down to the depths of 22,000 feet TVDSS
7 Tornado Green Canyon 281: Insofar as the lease covers NE/4 NW/4 NW/4; the S/2 NW/4 NW/4; the W/2 NE/4 NW/4; the SW/4 NW/4; the W/2 SE/4 NW/4; the N/2 NW/4 SW/4 and the NW/4 NE/4 SW/4 from 19,022 feet TVDSS to 22,000 feet TVDSS

Exhibit A-1
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Exhibit A-2
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Exhibit A-3
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Exhibit B
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